Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-202524

Dated March 5, 2015

Equity Index Underlying Supplement

To Prospectus dated March 5, 2015 and

Prospectus Supplement dated March 5, 2015

HSBC USA Inc. Notes Linked to a Reference Asset

GENERAL

HSBC USA Inc. from time to time may offer and sell certain senior unsecured debt obligations (the “Notes”) linked to a Reference Asset. The “Reference Asset” is the underlying measure by which we will determine the amount payable on the Notes, if any, and may be based on price movements in, performance of, or other events relating to one or more particular indices, index funds or other securities, currencies, interest rates, consumer prices, or commodities or commodity futures, or baskets comprised of any of those instruments or measures, or other instruments or measures, including the occurrence or nonoccurrence of any event or circumstance, or a combination thereof. This underlying supplement describes certain terms of Notes linked to a Reference Asset that is an index that tracks the performance of equity securities, which we refer to as an “Index,” a basket of equity indices or a basket of instruments or measures that includes an equity index as one of its components. We refer to any instrument or measure that comprises a basket as a “Basket Component,” and collectively as the “Basket Components.” The applicable free writing prospectus or pricing supplement will specify the Reference Asset to which your Notes are linked as well as specific terms of the Notes.

Notwithstanding anything to the contrary set forth in the accompanying prospectus supplement for Notes, Series 1 dated March 5, 2015 (the “Prospectus Supplement”) and the accompanying base prospectus for debt securities, preferred stock, depositary shares, warrants, purchase contracts and units (the “Base Prospectus”) dated March 5, 2015, this underlying supplement describes additional terms of the Notes and some of the potential indices to which the return on the Notes may be linked.

You should read the applicable free writing prospectus or pricing supplement, this underlying supplement, the Prospectus Supplement and the Base Prospectus carefully before you invest in a particular issuance of the Notes. If the terms described in the applicable free writing prospectus or pricing supplement are different or inconsistent with those described herein, the terms described in the applicable free writing prospectus or pricing supplement will govern the applicable Notes.

The descriptions of indices in this underlying supplement only apply to select equity indices to which Notes possibly may be linked. We do not guarantee that we will offer Notes linked to any of the indices described herein. In addition, we may offer Notes linked to one or more equity indices that are not described herein. In such an event, we will describe such additional equity index or indices in the applicable free writing prospectus or pricing supplement, or in another underlying supplement.

This underlying supplement describes the following indices:

•	the DAX® Index;

•	the Dow Jones Industrial AverageSM;

•	the EURO STOXX 50® Index;

•	the FTSE® 100 Index;

•	the Hang Seng® Index;

•	the Hang Seng China Enterprises Index;

•	the KOSPI 200 Index;

•	the MSCI EAFE® Index;

•	the MSCI Emerging Markets Index;

•	the MSCI Europe Index;

•	the MSCI Singapore Free IndexSM;

•	the MSCI Taiwan IndexSM;

•	the NASDAQ-100 Index®;

•	the Nikkei 225 Index;

•	the PHLX Housing SectorSM Index;

•	the Russell 2000® Index;

•	the S&P 100® Index;

•	the S&P 500® Index;

•	the S&P 500® Low Volatility Index;

•	the S&P BRIC 40 Index;

•	the S&P MidCap 400® Index; and

•	the TOPIX® Index.

An investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page S-2 of this document and page S-1 of the Prospectus Supplement for risks related to an investment in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the Base Prospectus, the Prospectus Supplement or any free writing prospectus or pricing supplement. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks, including possible loss of the principal amount invested due to the credit risk of HSBC USA Inc.

TABLE OF CONTENTS

Page

Disclaimer	S-1
Risk Factors	S-2
The DAX® Index	S-7
The Dow Jones Industrial AverageSM	S-9
The EURO STOXX 50® Index	S-11
The FTSE® 100 Index	S-13
The Hang Seng® Index	S-14
The Hang Seng China Enterprises Index	S-16
The KOSPI 200 Index	S-19
The MSCI Indices	S-22
The NASDAQ 100 Index®	S-26
The Nikkei 225 Index	S-30
The PHLX Housing SectorSM Index	S-32
The Russell 2000® Index	S-36
The S&P 100® Index	S-40
The S&P 500® Index	S-44
The S&P 500® Low Volatility Index	S-47
The S&P BRIC 40 Index	S-50
The S&P MidCap 400® Index	S-52
The TOPIX® Index	S-55
Additional Terms of the Notes	S-57

In making your investment decision, you should rely only on the information contained or incorporated by reference in the applicable free writing prospectus or pricing supplement, this underlying supplement, any related underlying supplement, the Prospectus Supplement and Base Prospectus. The information in the applicable free writing prospectus or pricing supplement and any related underlying supplement including this underlying supplement may only be accurate as of the dates of each of these documents, respectively.

The Notes described in the applicable free writing prospectus or pricing supplement and this underlying supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. The applicable free writing prospectus or pricing supplement, any related underlying supplement including this underlying supplement and the accompanying Prospectus Supplement and Base Prospectus do not constitute an offer to sell or a solicitation of an offer to buy the Notes in any circumstances in which such offer or solicitation is unlawful.

In this underlying supplement, “HSBC,” “we,” “us” and “our” refer to HSBC USA Inc., unless the context requires otherwise.

Neither HSBC or the calculation agent, nor any of our or its affiliates, accepts any responsibility for the calculation, maintenance or publication of the Indices described herein or any Successor Indices.

Disclaimer

This underlying supplement is not an offer to sell and it is not an offer to buy interests in any of the stocks or other securities comprising any Index. All disclosures contained in this underlying supplement regarding an Index, including its make-up, method of calculation and changes in its components, where applicable, are derived from publicly available information. That information reflects the policies of, and is subject to change by, the applicable Reference Sponsor (as defined herein). Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document. Neither HSBC USA Inc. nor any of its affiliates has made any independent investigation as to the adequacy or accuracy of information about any Index or any other constituent included in any Index contained in this underlying supplement. No Reference Sponsor is under any obligation to continue to publish, and may discontinue or suspend the publication of, the applicable Index at any time. You should make your own investigation into each applicable Index.

If the Notes are linked to an Index not described in this underlying supplement, the applicable free writing prospectus or pricing supplement or a separate underlying supplement will provide information relating to that Index.

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Risk Factors

Your investment in the Notes will involve certain risks. We urge you to read the section “Risk Factors” beginning on page S-1 of the Prospectus Supplement, in any related underlying supplement and in the applicable free writing prospectus or pricing supplement in addition to the following risk factors relevant to your Notes. Investing in the Notes is not equivalent to investing directly in any of the stocks or other securities tracked by the relevant Indices. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this underlying supplement, the applicable free writing prospectus or pricing supplement, any other relevant underlying supplement, and the accompanying Prospectus Supplement and Base Prospectus.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities. You should not purchase the Notes unless you understand and can bear these investment risks.

General risks related to Indices:

•	Equity market risks may affect the trading value of the notes and the amount due on the notes — We expect that the Reference Asset will fluctuate in accordance with changes in the level of the relevant Index or Indices, the value of equity securities generally and other factors. The financial condition of the issuers of the stocks or other securities tracked by an Index may become impaired or the general condition of the equity market may deteriorate, either of which may cause a decrease in the value of the Reference Asset and thereby affect the value of the Notes. Equity securities are susceptible to general equity market fluctuations and to volatile increases and decreases in value, as market confidence in and perceptions regarding the instrument or instruments comprising an Index change. Investor perceptions regarding the issuer of a stocks or other securities tracked by an Index are based on various and unpredictable factors, including expectations regarding government, economic, monetary and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic, and banking crises. The value of the Reference Asset may be expected to fluctuate until the maturity date.

•	As a holder of the Notes, you will not have any ownership interest or rights in THE stocks or other securities TRACKED by AN index — As a holder of the Notes, you will not have any ownership interest or rights in any stocks or other securities tracked by an Index, such as rights to vote, dividend payments or other distributions. In addition, the sponsor of an Index (each, a “Reference Sponsor“) will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of an Index and the Notes.

•	We OR OUR AFFILIATES are not affiliated with any of the reference sponsors — Unless otherwise specified in the applicable free writing prospectus or pricing supplement, we or our affiliates are not affiliated with any of the Reference Sponsors. We have not made and will not make any independent investigation as to the adequacy or completeness of the information about any equity index or any other constituent included in any Index contained herein or in any applicable free writing prospectus or pricing supplement. You should make your own investigation into the relevant Indices and the Reference Sponsors.

•	Our or our affiliates business activities relating to THE STOCKS OR SECURITIES TRACKED BY AN EQUITY INDEX may create conflicts of interest with you — We or our affiliates, at the time of any offering of the Notes or in the future, may engage in business with any company that has stocks or securities that are tracked by an Index, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors. In connection with these activities, we or our affiliates may receive information about those companies that we will not divulge to you or other third parties. We or our affiliates have published, and in the future may publish, research reports on one or more of these companies. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your Notes. Any of these activities may affect the market value of the Notes. Any prospective purchaser of the Notes should undertake an independent investigation of the Reference Asset as in its judgment is appropriate to make an informed decision regarding an investment in the Notes. The selection of an Index does not reflect any investment recommendations from us.

Additional risks relating to certain Notes with more than one Indices comprising the Reference Asset:

•	The INDICES comprising the Reference Asset may not move in tandem; and gains in one such EQUITY INDEX may be offset by declines in another EQUITY INDEX — Price movements in the Indices comprising the Reference Asset may not move in tandem with each other. At a time when the price of one or more of such Indices increase, the price of one or more of the other such Indices may decrease. Therefore, increases in the value of one or more of the Indices comprising the

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Reference Asset may be moderated, or wholly offset, by lesser increases or decreases in the value of one or more of the other Indices comprising the Reference Asset.

If the Reference Asset is or includes the Russell 2000® Index or the S&P MidCap 400® Index or otherwise includes an Index that tracks securities related to small and mid-capitalization companies:

•	SMALL-CAPITALIZATION OR MID-CAPITALIZATION COMPANIES RISK — The respective Index may track companies that may be considered small-capitalization or mid-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the respective index level may be more volatile than an investment in stocks issued by larger companies. Stock prices of small-capitalization or mid-capitalization companies may also be more vulnerable than those of larger companies to adverse business and economic developments, and the stocks of small-capitalization or mid-capitalization companies may be thinly traded, making it difficult for the relevant Index to track them. In addition, small-capitalization or mid-capitalization companies are often less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization or mid-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. These companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

If the Reference Asset is or includes the S&P 500® Low Volatility Index or otherwise includes an Index that tracks a low volatility index:

•	A LOW VOLATILITY INDEX MAY be volatile — While the S&P 500® Low Volatility Index has been designed in part to mitigate the effects of volatility, there is no assurance that it will be successful in doing so. It is also possible that the features of the S&P 500® Low Volatility Index designed to address the effects of volatility will instead adversely affect the return of the S&P 500® Low Volatility Index and, consequently, the return on your Notes.

If the Reference Asset is or includes the DAX® Index, the EURO STOXX 50® Index, the FTSE® 100 Index, the Hang Seng® Index, the Hang Seng China Enterprises Index, the KOSPI 200 Index, the MSCI EAFE® Index, the MSCI Emerging Markets Index, the MSCI Europe Index, the MSCI Singapore Free IndexSM, the MSCI Taiwan IndexSM, the Nikkei 225 Index, the S&P BRIC 40 Index or the TOPIX® Index or otherwise includes an Index that tracks foreign securities:

•	Risks associated with non-U.S. companies — An investment in securities linked to the value of an Index that tracks the common stocks of non-U.S. company involves risks associated with the home countries of such non-U.S. companies. The prices of such non-U.S. companies’ common stocks may be affected by political, economic, financial and social factors in the home country of each such non-U.S. company, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes.

The foreign securities tracked by an Index may have less liquidity and could be more volatile than many of the securities traded in U.S. or other longer-established securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties.

These factors may adversely affect the performance of the Reference Asset and, as a result, the value of the Notes.

•	Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets — Foreign securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets. Also, there generally may be less publicly available information about companies in foreign securities markets than about U.S. companies, and companies in foreign securities markets are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies.

In addition, securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities

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markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The economies of emerging market countries in particular face several concerns, including the relatively unstable governments which may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and which may have less protection of property rights than more developed countries. These economies may also be based on only a few industries, be highly vulnerable to changes in local and global trade conditions and may suffer from extreme and volatile debt burdens or inflation rates. In addition, local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. The risks of the economies of emerging market countries are relevant for Notes where the securities comprising or held by an Index are based or traded in one or more emerging market countries.

The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	Time differences between the domestic and foreign markets and New York City may create discrepancies in the trading level or price of the Notes — Time differences between the domestic and foreign markets may result in discrepancies between the level of the underlying stocks tracked by an Index and the value of the Notes. To the extent that U.S. markets are closed while markets for the underlying stocks tracked by an Index remain open, significant price or rate movements of these underlying stocks may take place that will not be reflected immediately in the value of the Notes. In addition, there may be periods when the relevant foreign markets are closed for trading, causing the level of the Index to remain unchanged for multiple trading days in New York City.

If the Reference Asset is or includes the EURO STOXX 50® Index, the FTSE® 100 Index, the Hang Seng® Index, the Hang Seng China Enterprises Index, the KOSPI 200 Index, the MSCI Singapore Free IndexSM, the MSCI Taiwan IndexSM, the Nikkei 225 Index or the TOPIX® Index or otherwise includes an Index that tracks foreign securities that is not adjusted for exchange rate changes:

•	THE NOTES WILL NOT BE ADJUSTED FOR CHANGES IN EXCHANGE RATES — Although the equity securities that comprise the relevant Index are traded in the foreign currencies, and your Notes are denominated in U.S. dollars, such Index and the amount payable on the Notes will not be adjusted for changes in the exchange rates between the U.S. dollar and the foreign currencies. Changes in exchange rates, however, may also reflect changes in the foreign economies that in turn may affect the level of such Index, and therefore the return on your Notes. The amount we will pay in respect of your Notes will be determined solely in accordance with the procedures described in the applicable free writing prospectus or pricing supplement.

If the Reference Asset is or includes the DAX® Index, the MSCI EAFE® Index, the MSCI Emerging Markets Index, the MSCI Europe Index or the S&P BRIC 40 Index or otherwise includes an Index that tracks foreign securities that is adjusted for exchange rate changes:

•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Unless otherwise specified in the applicable free writing prospectus or pricing supplement, the prices of the securities included in the relevant Index are converted into U.S. dollars for purposes of calculating the level of such Index. As a result, your Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities included in such Index trade. Your net exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the equity securities included in such Index denominated in each such currency. If, taking into account such weighting, the U.S. dollar strengthens against such currencies, the level of such Index will be adversely affected and, depending on the terms of your Notes, the return on the Notes, if any, may be reduced.

Of particular importance to potential currency exchange risk are:

•	the volatility of the exchange rate between the U.S. dollar and relevant currencies in which the stocks or other securities that make up the relevant Index are denominated;

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

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•	the balance of payments in the relative countries and between each country and its major trading partners; and

•	the extent of governmental surpluses or deficits in the component countries and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

If the Reference Asset is or includes the PHLX Housing SectorSM Index or otherwise includes an Index that tracks securities related to the real estate industry:

•	There are Risks associated with the U.S. Housing Construction Market THAT will affect the value of the notes — The U.S. housing construction market is significantly affected by national and international factors in general and local economic conditions and real estate markets as well as by weather conditions, natural disasters and geopolitical events, any of which could affect the ability of the companies the stocks of which are included in the PHLX Housing SectorSM Index to conduct their businesses profitably. The U.S. housing construction market is cyclical and has from time to time experienced significant difficulties. The prices of the stocks or other securities included in the PHLX Housing SectorSM Index and, in turn, the level of the PHLX Housing SectorSM Index, will be affected by a number of factors that may either offset or magnify each other, including:

•	a decline in the value of real estate;

•	employment levels and job growth;

•	the availability of financing for home buyers;

•	interest rates;

•	consumer confidence;

•	housing demand;

•	the availability of suitable undeveloped land;

•	raw material and labor shortages and price fluctuations;

•	federal, state and local laws and regulations concerning the development of land, homebuilding, home sales, consumer financing and environmental protection;

•	competition among companies which engage in the homebuilding business; and

•	the supply of homes and other housing alternatives.

In addition, weather conditions and natural disasters such as hurricanes, tornadoes, earthquakes, floods and fires can harm the homebuilding business. In addition, geopolitical events, such as the outbreak or aftermath of war, and related market disruptions could also have a significant impact on the U.S. housing construction market.

The difficulties described above could affect the U.S. housing industry generally or regionally and could cause the price of the stocks or other securities included in the PHLX Housing SectorSM Index, and thus the level of the PHLX Housing SectorSM Index, to decline or remain flat during the term of the Notes.

•	There will be no direct correlation between the value of the notes or the level of the PHLX Housing SectorSM Index and residential housing prices — There is no direct linkage between the level of the PHLX Housing SectorSM Index and residential housing prices in specific regions or residential housing prices in general. While residential housing prices may be one factor that could affect the prices of the stocks or other securities included in the PHLX Housing SectorSM Index, and consequently the level of the PHLX Housing SectorSM Index, neither the level of the PHLX Housing SectorSM Index nor the Notes are directly linked to movements of residential housing prices and may be affected by factors unrelated to such movements.

•	THERE ARE RISKS ASSOCIATED WITH AN INVESTMENT IN A CONCENTRATED INDUSTRY — The securities included in the PHLX Housing SectorSM Index are issued by companies that are in the U.S. housing construction industry. Therefore, an investment in the Notes may carry risks similar to a concentrated securities investment in a single industry. The PHLX Housing SectorSM Index lacks diversification and does not have the benefit of other offsetting components which may increase when other components are decreasing. Accordingly, a decline in value of stock prices of companies in the U.S. house construction industry would adversely affect the performance of the PHLX Housing SectorSM Index and, consequently, the value of the Notes.

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If the Reference Asset is or includes the Hang Seng® Index, the Hang Seng China Enterprises Index, the KOSPI 200 Index, the MSCI Emerging Markets Index, the MSCI Taiwan IndexSM or the S&P BRIC 40 Index or otherwise includes an Index that tracks foreign securities in emerging markets:

•	There are Risks Associated with Emerging Markets — An investment in the Notes will involve risks not generally associated with investments that have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and the unreliability of economic and financial data.

If the Reference Asset is or includes the FTSE® 100 Index, the MSCI EAFE® Index or the MSCI Europe Index or otherwise includes an Index that tracks our or our affiliates’ securities:

•	EVEN IF OUR OR OUR AFFILIATES’ SECURITIES ARE TRACKED BY AN EQUITY INDEX, WE OR OUR AFFILIATES WILL NOT HAVE ANY OBLIGATION TO CONSIDER YOUR INTERESTS — Our parent HSBC Holdings plc is currently one of the companies included in the MSCI EAFE® Index, the MSCI Europe Index and the FTSE® 100 Index. We will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the level of the MSCI EAFE® Index, the MSCI Europe Index, the FTSE® 100 Index, or any other Index that tracks or may track our or our affiliates’ securities.

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The DAX® Index

The disclosure relating to the DAX® Index (the “DAX”) contained in this document relates only to the offering of Notes linked to a Reference Asset that is or includes the DAX.

Deutsche Börse AG Publishes the DAX

The DAX measures the composite price performance of selected German stocks. The DAX uses only freely available and tradable (“free-float”) shares in the index calculation, which excludes shares held by 5% shareholders (other than (1) asset managers and trust companies, (2) investment funds and pension funds and (3) capital investment companies or foreign investment companies, in each case, pursuing short-term investment strategies and whose shareholding does not exceed 25% of a company’s share capital) and certain other shares that may be limited in their liquidity. As of the date of this underlying supplement, the DAX is composed of stocks representing the 30 largest and most actively traded companies listed on the FWB® Frankfurt Stock Exchange (the “FWB”). The DAX has a base level of 1,000 as of December 30, 1987.

To be included or to remain in the DAX, companies must satisfy certain criteria. All classes of shares must:

•	be listed in the “prime standard” segment of the FWB;

•	be traded continuously on FWB’s electronic trading system, Xetra®; and

•	have a free float of at least 10% of the outstanding shares.

Moreover, the companies included in the DAX must have their registered office or operational headquarters in Germany. A company’s operating headquarters is defined as the location of management or company administration, in part or in full. Alternatively, a company must have the major share of its stock exchange turnover on the FWB and its juristic headquarters in the European Union or in a European Free Trade Association state.

If a company has its operating headquarters in Germany, but not its registered office, this must be publicly identified by the company. The primary trading turnover requirement is met if at least 33% of aggregate turnover for each of the last three months took place on the FWB, including Xetra®.

With the respective prerequisites being satisfied, component stocks are selected for the DAX according to the following criteria:

•	order book turnover on Xetra® and in the FWB’s floor trading (within the preceding 12 months); and

•	free-float market capitalization as at a certain reporting date (last trading day of each month).

The market capitalization of a class of shares is determined using the average of the volume-weighted average price (“VWAP”) of the last 20 trading days prior to the last day of the month.

Taking all these criteria into account, the working committee for equity indices of Deutsche Börse AG (“DBAG”) submits proposals to the management board of DBAG to leave the current index composition unchanged, or to effect changes, as applicable. The final decision as to whether or not to replace an index component is taken by the management board of DBAG. In the case of the DAX, such decisions are directly reflected by the respective rankings. Any replacements are publicly announced by DBAG.

An underlying stock may be deleted or added by DBAG, which reviews and adjusts the index composition based upon exchange turnover and market capitalization, every three months. Adjustments to the index composition are also made upon the occurrence of specified extraordinary circumstances, such as insolvency. In addition, a company can be removed immediately if its index weight based on the actual market capitalization exceeds 10% and its annualized 30-day volatility exceeds 250%. The relevant figures are published by DBAG on a daily basis. The management board, in agreement with the working committee, may decide on the removal and may replace the company two full trading days after the announcement.

Calculation of the DAX

The DAX is weighted by market capitalization; however, only free-float shares are taken into account. The level of the DAX is based on share prices reported in the Xetra® system. The level of the DAX is calculated according to the Laspeyres formula, which measures the aggregate price changes in the component stocks against the initial December 30, 1987 level of 1,000. The weight of any single company in the DAX is limited to 10% of the index capitalization, adjusted on a quarterly basis.

License Agreement with DBAG

DAX® is a registered trademark of DBAG. The Notes are not sponsored, promoted, distributed or in any other manner supported by DBAG. DBAG does not give any explicit or implicit warranty or representation, neither regarding the results deriving from the use of the DAX, its underlying index data and/or the DAX trademark nor regarding the DAX

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level at a certain point in time or on a certain date nor in any other respect. The DAX and its underlying index data are calculated and published by DBAG. Nevertheless, as far as admissible under statutory law, DBAG will not be liable vis-à-vis third parties for potential errors in the DAX or its underlying index data. Moreover, there is no obligation for DBAG vis-à-vis third parties, including investors, to point out potential errors in the DAX.

Neither the publication of the DAX by DBAG nor the granting of any right to use the DAX, its underlying index data as well as the DAX trademark for the utilization in connection with the Notes or other securities or financial products, which are linked to or derived from the DAX, represents a recommendation by DBAG for a capital investment or contains in any manner a warranty or opinion by DBAG with respect to the attractiveness of an investment in the Notes.

In its capacity as sole owner of all rights to the DAX, its underlying index data, and the DAX trademark, DBAG has solely granted to HSBC and its affiliates the utilization of the index data and the DAX trademark as well as any reference to the index data and the DAX trademark in connection with the Notes.

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The Dow Jones Industrial AverageSM

The disclosure relating to the Dow Jones Industrial AverageSM (the “INDU”) contained in this document relates only to the offering of Notes linked to a Reference Asset that is or includes the INDU.

S&P Dow Jones Indices Publishes the INDU

The INDU is a price-weighted index of 30 blue-chip stocks, which represent nine economic sectors including financials, technology, consumer goods, industrials, telecommunications, consumer services, oil & gas, basic materials and health care.

According to S&P Dow Jones Indices, the marketing name of CME Group Index Services LLC, the composition of the INDU is determined by the Averages Committee, which is composed of the managing editor of The Wall Street Journal, the head of Dow Jones Indexes research and the head of CME Group research. There are no pre-determined criteria for selection of a component stock, except that components should be established U.S. companies that are leaders in their respective industries. While stock selection is not governed by quantitative rules, a stock typically is added to the index only if the company has an excellent reputation, demonstrates sustained growth and is of interest to a large number of investors. Maintaining adequate sector representation within the index is also a consideration in the selection process. The inclusion of any particular company in the INDU does not constitute a prediction as to the company’s future results of operations or stock market performance. For the sake of continuity, changes to the composition of the INDU are rare, and typically occur following corporate acquisitions or other significant changes in a component company’s core business. When such an event necessitates that one component be replaced, the entire INDU is reviewed by the managing editor of The Wall Street Journal, the head of Dow Jones Indexes research and the head of CME Group research. As a result, multiple component changes are often implemented simultaneously.

The INDU does not reflect the payment of dividends on the stocks included in the INDU.

Computation of the INDU

The INDU is a price-weighted index rather than a market capitalization-weighted index. In essence, the INDU consists of one share of each of the 30 stocks included in the INDU. Thus, the weightings of the components of the INDU are affected only by changes in their prices, while the weightings of stocks in other indices are affected by price changes and changes in shares outstanding.

The INDU is calculated by adding up the prices of the 30 constituent stocks and dividing the total by a divisor. The divisor is adjusted to ensure the continuity of the INDU. The divisor is now an arbitrary number that reflects adjustments over time resulting from spin-offs, rights offerings, stock splits, stock dividends and other corporate actions, as well as additions to and deletions from the INDU. Accordingly, the divisor is no longer equal to the number of components in the INDU.

The formula for calculating a divisor change is as follows:

D t+1 =D t * Σ C a t / Σ C t

Where:

Dt+1 is the divisor to be effective on trading session t+1

Dt is the divisor on trading session t

Ca t is the components’ adjusted closing prices for stock dividends, splits, spin-offs and other applicable corporate actions on trading session t

Ct is the components’ closing prices on trading session t

While S&P Dow Jones Indices currently employs the above methodology to calculate the INDU, no assurance can be given that S&P Dow Jones Indices will not modify or change this methodology in a manner that may affect the performance of the INDU.

License Agreement with S&P

HSBC or one of its affiliates has entered into a nonexclusive license agreement providing for the license to HSBC or to one of its affiliates, in exchange for a fee, of the right to use indices owned and published by S&P Dow Jones Indices LLC in connection with some products, including the Notes.

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC and Dow Jones®, DJIA®, The Dow® and INDU are trademarks of Dow Jones Trademark Holdings LLC (“Dow Jones”) and have been licensed for use by S&P

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Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by HSBC. The INDU is a product of S&P Dow Jones Indices LLC and/or its affiliates, and has been licensed for use by HSBC.

The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the INDU to track general market performance. S&P Dow Jones Indices’ only relationship to HSBC with respect to the INDU is the licensing of the INDU and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices. The INDU is determined, composed and calculated by S&P Dow Jones Indices without regard to HSBC or the Notes. S&P Dow Jones Indices has no obligation to take the needs of HSBC or the owners of the Notes into consideration in determining, composing or calculating the INDU. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the INDU will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within the INDU is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by HSBC, but which may be similar to and competitive with the Notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the INDU. It is possible that this trading activity will affect the value of the INDU and the Notes.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDU OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY HSBC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDU OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND HSBC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

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The EURO STOXX 50® Index

The disclosure relating to the EURO STOXX 50® Index (the “SX5E”) contained in this document relates only to the offering of Notes linked to a Reference Asset that is or includes the SX5E.

STOXX Limited Publishes the SX5E

The SX5E was created by STOXX Limited, which is owned by Deutsche Börse AG and SIX Group AG. Publication of the SX5E began on February 28, 1998, based on an initial index value of 1,000 at December 31, 1991. The SX5E is reported daily on the Bloomberg Professional® service under the symbol “SX5E” and on the STOXX Limited website. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this underlying supplement.

SX5E Composition and Maintenance

The SX5E is composed of 50 stocks from 12 Eurozone countries (Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) of the STOXX Europe 600 Supersector indices. The STOXX 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure and utilities.

The SX5E is weighted by free float market capitalization. Each component’s weight is capped at 10% of the SX5E’s total free float market capitalization. Free float weights are reviewed quarterly and the SX5E’s composition is reviewed annually in September. The review cut-off date is the last trading day of August.

Within each of the 19 EURO STOXX Supersector indices, the component stocks are ranked by free float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free float market capitalization of the corresponding EURO STOXX Total Market Index Supersector index. If the next-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All current component stocks are then added to the selection list. The stocks on the selection list are ranked by free float market capitalization. In exceptional cases, the STOXX Limited Supervisory Board may make additions and deletions to the selection list.

The 40 largest stocks on the selection list are chosen as components. The remaining 10 stocks are selected from the largest remaining current components of the SX5E that are ranked between 41 and 60. If the component number is still below 50, then the largest remaining stocks on the selection list are added until the SX5E contains 50 stocks.

SX5E Calculation

The SX5E is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the index value can be expressed as follows:

Index =	free float market capitalization of the index divisor of the index

The “free float market capitalization of the index” is equal to the sum of the product of the price, number of shares, free float factor and weighting cap factor for each component stock as of the time the SX5E is being calculated.

The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of SX5E values despite changes due to corporate actions.

License Agreement with STOXX Limited

HSBC or one of its affiliates has entered into a nonexclusive license agreement providing for the license to it, in exchange for a fee, of the right to use certain indices owned and published by STOXX Limited in connection with some products, including the Notes.

STOXX Limited and its licensors (the “Licensors”) have no relationship to the HSBC USA Inc., other than the licensing of the SX5E and the related trademarks for use in connection with the Notes.

STOXX Limited and its Licensors do not:

•	Sponsor, endorse, sell or promote the Notes.

•	Recommend that any person invest in the Notes or any other securities.

•	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Notes.

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•	Have any responsibility or liability for the administration, management or marketing of the Notes.

•	Consider the needs of the Notes or the owners of the Notes in determining, composing or calculating the SX5E or have any obligation to do so.

STOXX Limited and its Licensors will not have any liability in connection with the Notes. Specifically,

•	STOXX Limited and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about:
	•	The results to be obtained by the Notes, the owner of the Notes or any other person in connection with the use of the SX5E and the data included in the SX5E;
	•	The accuracy or completeness of the SX5E and its data;
	•	The merchantability and the fitness for a particular purpose or use of the SX5E and its data;
•	STOXX Limited and its Licensors will have no liability for any errors, omissions or interruptions in the SX5E or its data;
•	Under no circumstances will STOXX Limited or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX Limited or its Licensors knows that they might occur.

The licensing agreement between HSBC USA Inc. and STOXX Limited is solely for their benefit and not for the benefit of the owners of the Notes or any other third parties.

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The FTSE® 100 Index

The disclosure relating to the FTSETM 100 Index (the “UKX”) contained in this document relates only to the offering of Notes linked to a Reference Asset that is or includes the UKX.

FTSE Group Publishes the UKX

The UKX is a market-capitalization weighted index calculated, published and disseminated by FTSE Group (“FTSE”), an independent company wholly owned by the London Stock Exchange Group (the “LSE”). The UKX is designed to measure the composite performance of the 100 largest UK domiciled blue chip companies that pass screening for size and liquidity traded on the LSE. The UKX was launched on January 3, 1984 and has a base date of December 30, 1983. The UKX is reported by Bloomberg under the ticker symbol “UKX.”

The UKX is calculated by (i) multiplying the per share price of each stock included in the UKX by the number of outstanding shares and by the free float factor applicable to such stock, (ii) calculating the sum of all these products (such sum referred to hereinafter as the “FTSE Aggregate Market Value”) as of the starting date of the UKX and (iii) dividing the FTSE Aggregate Market Value by a divisor which represents the total issued share capital of the UKX on the base date and which can be adjusted to allow changes in the issued share capital of individual underlying stocks (including the deletion and addition of stocks, the substitution of stocks, stock dividends and stock splits) to be made without distorting the UKX. Because of such capitalization weighting, movements in share prices of companies with relatively larger market capitalization will have a greater effect on the level of the entire UKX than will movements in share prices of companies with relatively smaller market capitalization.

The 100 stocks included in the UKX (the “UKX Underlying Stocks”) were selected from a reference group of stocks trading on the LSE which were selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days. The UKX Underlying Stocks were selected from this reference group by selecting 100 stocks with the largest market value. A list of the issuers of the UKX Underlying Stocks is available from FTSE. The UKX is reviewed quarterly by the FTSE Europe/Middle East/Africa Regional Committee (the “Committee”) in order to maintain continuity in the level. The UKX Underlying Stocks may be replaced, if necessary, in accordance with deletion/addition rules which provide generally for the removal and replacement of a stock from the UKX if such stock is delisted or its issuer is subject to a takeover offer that has been declared unconditional or it has ceased to be a viable component of the UKX. To maintain continuity, a stock will be added at the quarterly review if it has risen to 90th place or above and a stock will be deleted if at the quarterly review it has fallen to 111th place or below, in each case ranked on the basis of market value.

License Agreement with FTSE

HSBC or one of its affiliates has entered into a non-exclusive license agreement with FTSE, whereby HSBC and its affiliates and subsidiary companies and certain of its affiliates, in exchange for a fee, will be permitted to use the UKX, which is owned and published by FTSE, in connection with certain products, including the Notes.

Neither FTSE nor the LSE makes any representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in structured products generally or in the Notes particularly, or the ability of the UKX to track general stock market performance. FTSE and the LSE’s only relationship with HSBC is the licensing of certain trademarks and trade names of FTSE, respectively, without regard to us or the Notes. FTSE and the LSE have no obligation to take the needs of us or the holders of the Notes into consideration in determining, composing or calculating the UKX Neither FTSE nor the LSE is responsible for and has not participated in the determination of the timing, price or quantity of the Notes to be issued or in the determination or calculation of the amount due at maturity of the Notes. Neither FTSE nor the LSE has any obligation or liability in connection with the administration, marketing or trading of the Notes.

The Notes are not in any way sponsored, endorsed, sold or promoted by FTSE or the LSE, and neither FTSE nor the LSE makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the UKX and/or the figure at which the said component stands at any particular time on any particular day or otherwise. The UKX is compiled and calculated by FTSE. However, neither FTSE nor the LSE shall be liable (whether in negligence or otherwise) to any person for any error in the UKX and neither FTSE nor the LSE shall be under any obligation to advise any person of any error therein.

“FTSE®,” “FTSETM,” “FT-SE®” and “Footsie®” are trade marks of the London Stock Exchange Group companies and are used by FTSE International Limited under license. “All-World,” “All-Share” and “All-Small” are trade marks of FTSE International Limited.

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The Hang Seng® Index

The disclosure relating to the Hang Seng® Index (the “HSI”) contained in this document relates only to the offering of Notes linked to a Reference Asset that is or includes the HSI.

Hang Seng Indexes Company Limited Publishes the HSI

The HSI is calculated, maintained and published by Hang Seng Indexes Company Limited (“HSIL”), a wholly owned subsidiary of Hang Seng Bank, in concert with the HSI Advisory Committee and was first developed, calculated and published on November 24, 1969. The HSI is a free float-adjusted market capitalization weighted stock market index that is designed to reflect the performance of the Hong Kong stock market.

Only companies with a primary listing on the main board of the Stock Exchange of Hong Kong (“SEHK”) are eligible as constituents of the HSI. Mainland China enterprises that have an H-share listing in Hong Kong will not be eligible for inclusion in the HSI unless the company has no unlisted share capital. In addition, to be eligible for selection, a company: (1) must be among those that constitute the top 90% of the total market value of all primary listed shares on the SEHK (the market value of a company refers to the average of its month-end market capitalizations for the past 12 months); (2) must be among those that constitute the top 90% of the total turnover of all primary listed shares on the SEHK in a sufficient number of measurement sub-periods (turnover is assessed over the last eight quarterly sub-periods: if a company was in the top 90% in any of the most recent four sub-periods, it receives two points; if it was in the top 90% in any of the latter four sub-periods, it receives one point. A company must attain a “score” of eight points to meet the turnover requirement); and (3) should normally have a listing history of 24 months (there are exceptions for companies that have shorter listing histories but large market values and/or high turnover scores). From the many eligible candidates, final selections are based on the following: (1) the market value and turnover rankings of the companies; (2) the representation of the sub-sectors within the HSI directly reflecting that of the market; and (3) the financial performance of the companies.

Calculation of the HSI

The calculation methodology of the HSI is a free float-adjusted market capitalization weighting with a 15% cap on individual stocks. Under this calculation methodology, shares held by any entities (excluding custodians, trustees, mutual funds and investment companies) which control more than 5% of shares are excluded for index calculation:

•	Strategic holdings (governments and affiliated entities or any other entities which hold substantial shares in the company would be considered as non-freefloat unless otherwise proved);

•	Directors’ and management holdings (directors, members of the board committee, principal officers or founding members);

•	Corporate cross holdings (publicly traded companies or private firms / institutions); and

•	Lock-up shares (shareholdings with a publicly disclosed lock-up arrangement).

A free float-adjusted factor representing the proportion of shares that is free floated as a percentage of the issued shares, is rounded up to the nearest multiple of 5% for the calculation of the Hang Seng Index and is updated quarterly.

A cap of 15% on individual stock weightings is applied. A cap factor is calculated quarterly to coincide with the regular update of the free float-adjusted factor. Additional re-capping is performed upon constituent changes.

The formula for the index calculation is as follows:

Current Index =

where:

Pt : current price at day t;

Pt-1 : closing price at day t-1;

IS : number of issued shares;

FAF : freefloat-adjusted factor, which is between 0 and 1; and

CF : capping factor, which is between 0 and 1.

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License Agreement with HSIL

HSBC or one of its affiliates has entered into a non-exclusive license agreement with HSIL and Hang Seng Data Services Limited whereby HSBC or one of its affiliates, in exchange for a fee, is permitted to use the HSI in connection with certain securities, including the Notes. HSBC is not affiliated with HSIL; the only relationship between HSIL and HSBC is any licensing of the use of HSIL’s indices and trademarks related to them.

THE HSI IS PUBLISHED AND COMPILED BY HSI SERVICES LIMITED PURSUANT TO A LICENSE FROM HANG SENG DATA SERVICES LIMITED. THE MARK AND NAME HANG SENG CHINA ENTERPRISES INDEX ARE PROPRIETARY TO HANG SENG DATA SERVICES LIMITED. HSI SERVICES LIMITED AND HANG SENG DATA SERVICES LIMITED HAVE AGREED TO THE USE OF, AND REFERENCE TO, THE HSI BY HSBC IN CONNECTION WITH THE NOTES, BUT NEITHER HSI SERVICES LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE NOTES OR ANY OTHER PERSON (I) THE ACCURACY OR COMPLETENESS OF THE HSI AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (II) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE HSI OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (III) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE HSI OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE HSI IS GIVEN OR MAY BE IMPLIED. THE PROCESS AND BASIS OF COMPUTATION AND COMPILATION OF THE HSI AND ANY OF THE RELATED FORMULA OR FORMULAE, CONSTITUENT STOCKS AND FACTORS MAY AT ANY TIME BE CHANGED OR ALTERED BY HSI SERVICES LIMITED WITHOUT NOTICE. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HSI SERVICES LIMITED OR HANG SENG DATA SERVICES LIMITED (I) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE HSI BY HSBC IN CONNECTION WITH THE NOTES; OR (II) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HSI SERVICES LIMITED IN THE COMPUTATION OF THE HSI; OR (III) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE HSI WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (IV) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON DEALING WITH THE NOTES AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HSI SERVICES LIMITED AND/OR HANG SENG DATA SERVICES LIMITED IN CONNECTION WITH THE NOTES IN ANY MANNER WHATSOEVER BY ANY BROKER, HOLDER OR OTHER PERSON DEALING WITH THE NOTES. ANY BROKER, HOLDER OR OTHER PERSON DEALING WITH THE NOTES DOES SO THEREFORE IN FULL KNOWLEDGE OF THIS DISCLAIMER AND CAN PLACE NO RELIANCE WHATSOEVER ON HSI SERVICES LIMITED AND HANG SENG DATA SERVICES LIMITED. FOR THE AVOIDANCE OF DOUBT, THIS DISCLAIMER DOES NOT CREATE ANY CONTRACTUAL OR QUASI-CONTRACTUAL RELATIONSHIP BETWEEN ANY BROKER, HOLDER OR OTHER PERSON AND HSI SERVICES LIMITED AND/OR HANG SENG DATA SERVICES LIMITED AND MUST NOT BE CONSTRUED TO HAVE CREATED SUCH RELATIONSHIP.

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The Hang Seng China Enterprises Index

The disclosure relating to the Hang Seng China Enterprises Index (the “HSCEI”) contained in this document relates only to the offering of Notes linked to a Reference Asset that is or includes the HSCEI.

Hang Seng Indexes Company Limited Publishes the HSCEI

The HSCEI is compiled, published and managed by Hang Seng Indexes Company Limited (“HSIL”), a wholly owned subsidiary of Hang Seng Bank, in concert with the HSI Advisory Committee. HSCEI is a free float-adjusted market capitalization weighted index with a 10% cap on individual constituent weightings. Launched on August 8, 1994, the HSCEI is comprised of H-shares, which are Hong Kong listed shares of companies incorporated in mainland China (“H-share companies”). The HSCEI had a base value of 1,000 at launch, but was re-based as of January 3, 2000 with a value of 2,000 to align with the Hang Seng Composite Index Series, which launched on October 3, 2001.

The HSCEI is calculated and published in Hong Kong dollars. The HSCEI is reviewed quarterly with data cut-off dates as of the end of each March, June, September and December.

Only H-share companies with a primary listing on the main board of the stock exchange of Hong Kong are eligible as constituents of the HSCEI, excluding stocks that are secondary listings, preference shares, REITs, debt securities, mutual funds and other derivatives. A component stock is selected or removed from the HSCEI in the quarterly review process based on the following selection criteria:

•	Listing history requirement. Stocks should be listed for at least one month prior to the review cut-off date.

•	Turnover screening. Stocks must have 0.1% turnover velocity for at least ten out of the latest twelve months to maintain their inclusion or to be newly included in the HSCEI. New entrants must also have 0.1% turnover velocity in each of the latest three months. Stocks with a trading history of less than six months must have at least 0.1% turnover velocity in all trading months. Stocks with a trading history of between six and twelve months cannot have more than one month in which they failed to attain a turnover velocity of at least 0.1% and must have attained a turnover velocity of at least 0.1% for each of the latest three months if it is not an existing constituent.

Turnover velocity for a given month is calculated as the median of shares traded daily over that month divided by the total free float-adjusted issued shares at month end.

•	Ranking by combined market capitalization. Of the stocks satisfying the listing history requirement and turnover screening test, the 40 eligible stocks with the highest combined market capitalization will be selected as constituents of the HSCEI. Combined market value is calculated for each stock by adding 50% of full market value to 50% of free float-adjusted market value. In the event of two constituents have identical combined market value, the constituent with the higher full market value will be assigned a higher rank.

Calculation Methodology

The HSCEI is calculated using a free float-adjusted market capitalization weighting. Under this calculation methodology, shares held by any entities (excluding custodians, trustees, mutual funds and investment companies) which control more than 5% of shares are excluded for index calculation:

•	Strategic holdings (governments and affiliated entities or any other entities which hold substantial shares in the company would be considered as non-freefloat unless otherwise proved);

•	Directors’ and management holdings (directors, members of the board committee, principal officers or founding members);

•	Corporate cross holdings (publicly traded companies or private firms / institutions); and

•	Lock-up shares (shareholdings with a publicly disclosed lock-up arrangement).

A free float-adjusted factor for each constituent, representing the proportion of shares that is free floated as a percentage of the issued shares, is rounded up to the nearest 1% where the free float is below 10% and otherwise rounded up to the nearest 5% for the calculation of the HSCEI, and is updated quarterly.

A cap of 10% on individual stock weightings is applied and a cap factor is calculated quarterly to ensure no that individual constituent is weighted in excess of the cap on a given index capping date.

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The formula of the HSCEI is as follows:

Current Index =

where:

Pt : Current price at Day t
Pt-1 : Current Price at Day t-1
IS : Issued Shares
FAF : Freefloat Adjusted Factor, which is between 0 and 1
CF : Capping Factor, which is between 0 and 1

Rebalancing. There will be a quarterly adjustment of the free float-adjusted factors (FAFs), calculation of the Cap Factors (“CFs”) and update of issued shares (“IS”). The rebalancing usually will be implemented after the close of market on the first Friday in March, June, September and December and will be effective on the next trading day. In the event of corporate actions such as bonus issue, rights issue, stock splits and stock consolidations, the IS will be updated simultaneously with the index adjustment. Such ad hoc rebalancing will be conducted if a constituent’s IS and/or FAF is substantially different from the production data. The index will also be recapped in the event of constituent changes if the newly added component weighs higher than the index cap level. A minimum of two trading days’ notice will be given to subscribers of data products issued by HSIL for any ad hoc rebalancing.

Reserve list. The five non-constituent stocks with the highest combined market capitalization rank will be on the reserve list and will be used to replace any constituent that is removed due to stock suspension or delisting in between the regular reviews.

Stock suspension. A constituent will be removed from the HSCEI and replaced by the stock with the highest combined market capitalization rank on the latest reserve list if such constituent has been suspended from trading for one month. In exceptional circumstances where it is believed that the constituent shares are highly likely to resume trading in the near future, such constituent may be retained in the index even after one month.

License Agreement with HSIL

HSBC or one of its affiliates has entered into a non-exclusive license agreement with HSIL and Hang Seng Data Services Limited whereby HSBC or one of its affiliates, in exchange for a fee, is permitted to use the HSCEI in connection with certain securities, including the Notes. HSBC is not affiliated with HSIL; the only relationship between HSIL and HSBC is any licensing of the use of HSIL’s indices and trademarks related to them.

THE HSCEI IS PUBLISHED AND COMPILED BY HSI SERVICES LIMITED PURSUANT TO A LICENSE FROM HANG SENG DATA SERVICES LIMITED. THE MARK AND NAME HANG SENG CHINA ENTERPRISES INDEX ARE PROPRIETARY TO HANG SENG DATA SERVICES LIMITED. HSI SERVICES LIMITED AND HANG SENG DATA SERVICES LIMITED HAVE AGREED TO THE USE OF, AND REFERENCE TO, THE HSCEI BY HSBC IN CONNECTION WITH THE NOTES, BUT NEITHER HSI SERVICES LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE NOTES OR ANY OTHER PERSON (I) THE ACCURACY OR COMPLETENESS OF THE HSCEI AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (II) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE HSCEI OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (III) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE HSCEI OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE HSCEI IS GIVEN OR MAY BE IMPLIED. THE PROCESS AND BASIS OF COMPUTATION AND COMPILATION OF THE HSCEI AND ANY OF THE RELATED FORMULA OR FORMULAE, CONSTITUENT STOCKS AND FACTORS MAY AT ANY TIME BE CHANGED OR ALTERED BY HSI SERVICES LIMITED WITHOUT NOTICE. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HSI SERVICES LIMITED OR HANG SENG DATA SERVICES LIMITED (I) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE HSCEI BY HSBC IN CONNECTION WITH THE NOTES; OR (II) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HSI SERVICES LIMITED IN THE COMPUTATION OF THE HSCEI; OR (III) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE HSCEI WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (IV) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON DEALING WITH THE NOTES AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HSI SERVICES LIMITED AND/OR HANG SENG DATA SERVICES LIMITED IN CONNECTION WITH THE NOTES IN ANY MANNER WHATSOEVER BY ANY BROKER,

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HOLDER OR OTHER PERSON DEALING WITH THE NOTES. ANY BROKER, HOLDER OR OTHER PERSON DEALING WITH THE NOTES DOES SO THEREFORE IN FULL KNOWLEDGE OF THIS DISCLAIMER AND CAN PLACE NO RELIANCE WHATSOEVER ON HSI SERVICES LIMITED AND HANG SENG DATA SERVICES LIMITED. FOR THE AVOIDANCE OF DOUBT, THIS DISCLAIMER DOES NOT CREATE ANY CONTRACTUAL OR QUASI-CONTRACTUAL RELATIONSHIP BETWEEN ANY BROKER, HOLDER OR OTHER PERSON AND HSI SERVICES LIMITED AND/OR HANG SENG DATA SERVICES LIMITED AND MUST NOT BE CONSTRUED TO HAVE CREATED SUCH RELATIONSHIP.

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The KOSPI 200 Index

The disclosure relating to the KOSPI 200 Index (the “KOSPI2”) contained in this document relates only to the offering of Notes linked to a Reference Asset that is or includes the KOSPI2.

The Korea Stock Exchange Publishes the KOSPI2

The KOSPI2 is a capitalization-weighted index of 200 Korean blue-chip stocks which make up a large majority of the total market value of the Korea Stock Exchange (the “KSE”). The constituent stocks are selected on the basis of the market value of the individual stocks, liquidity and representativeness of the respective market and industry groups. The KOSPI2 was developed with a base value of 100 as of January 3, 1990. The KOSPI2 is reported by Bloomberg under the ticker symbol “KOSPI2.”

Selection Criteria

All common stocks listed on the KSE as of the periodic realignment date will be included in the selection process, except for the stocks which fall into one of the following categories:

•	stocks initially listed or relisted after May 1 of the year preceding the year of a regular realignment review date (as described below), subject to certain exceptions;

•	stocks issued by securities investment companies;

•	stocks designated as administrative issues as of the regular realignment date;

•	stocks issued during a liquidation sale; and

•	stocks otherwise deemed unsuitable to be constituents of the index.

However, if the market capitalization of any newly issued stock of a company that belongs to one of the industry sectors indicated below exceeds 1% of the total market capitalization of the KSE, the stock will be included in the KOSPI2 universe even if one year has not elapsed since listing.

The companies listed on the KOSPI2 are classified into the following industry groups: (i) fisheries, (ii) mining, (iii) manufacturing, (iv) construction, (v) electricity and gas, (vi) services, (vii) post & communication and (viii) finance. The constituents of the KOSPI2 are selected first from the non-manufacturing industry cluster, and then from the manufacturing industry cluster. The constituents from the non-manufacturing industry cluster are selected in accordance with the following:

•	Selection is made in descending order of average daily market capitalization, from large to small, in the same industry group, while ensuring the accumulated market capitalization of the concerned industry group is within 70% of that same industry group.

•	Notwithstanding the above, the stocks whose ranking of average daily trading volume is over 85% of the stocks included in deliberation within the same industry group are excluded. In such case, the excluded stock is replaced by a stock that is next in ranking in market capitalization, but satisfies the trading volume criteria.

The constituents from the manufacturing industry cluster are selected in descending order of market capitalization, while excluding stocks whose ranking of trading volume in descending order is below 85% of the stocks included in the process within the same industry group.

Notwithstanding anything above, if a stock whose market capitalization is within the overall top 50 in terms of market capitalization, such stock may be included in the constituents of the KOSPI2 by the KOSPI Maintenance Committee. The Committee will consider the market capitalization that the industry group, as compared to the total KOSPI2, as well as the liquidity of the concerned stock.

Index Calculation

The KOSPI2 is computed by multiplying (i) the market capitalization as of the calculation time divided by the market capitalization as of the base date, by (ii) 100. Market capitalization is obtained by multiplying the number of listed common shares of the constituents by the price of the concerned common share.

If the number of listed shares increases due to rights offering, bonus offering and stock dividend, which accompany ex-right or ex-dividend, such increase is included in the number of listed shares on the ex-right date or ex-dividend date. Share prices refer to the market price established during the regular trading session. If no trading took place on such day, quotation price is used and if no quotation price is available, the closing price of the most recent trading day is used.

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Free Float Adjustments

Since December 14, 2007, the calculation of the KOSPI2 has been based on a fully implemented free float methodology. Under the free float methodology, the following shareholdings are viewed as “non-free” and excluded for calculation:

•	shares owned by the government when the holding is greater than or equal to 5% of total shares;

•	shares owned by the largest shareholders and affiliated persons;

•	shares owned by employees (i.e., through the employees’ stock ownership plan);

•	treasury stocks; and

•	shares construed as non-free float by the KSE.

Stock Revision

The constituents of the KOSPI2 are realigned once a year while observing each of the following:

•	An existing constituent will not be removed if the ranking of the market capitalization of such stock is within 100/110 of the ranking of the KOSPI2 constituents of the same industry group;

•	In order to be included in the constituents of the KOSPI2, the ranking of the market capitalization of a stock must be within 90/100 of the ranking of the KOSPI2 constituents of the same industry group;

•	If the ranking of the market capitalization of an existing constituent falls below 100/110 of the ranking of the KOSPI2 constituents of the same industry group, but there is no stock satisfying the requirement specified in the preceding clause, the existing constituent will not be removed; and

•	When removing the existing constituents, a constituent whose ranking of market capitalization within the same industry group is the lowest will be removed first.

The periodic realignment date is the trading day following the last trading day of June contracts in the KOSPI2 index futures and index options. With respect to any component security in the KOSPI2, if any of the following events occur, such component security shall be removed from the KOSPI2 and the removal date is as follows:

•	Delisting: the trading day following the delisting date;

•	Designation as administrative issue: the designation date;

•	Merger: the day of trading halt; and

•	It is determined that the stock is unsuitable as a component security of the KOSPI2: the trading day following the day of such determination, which is the last trading day of the nearest month contracts of both the index futures and index options, after the date of such decision.

When realigning the component securities of the KOSPI2, the replacement stocks are chosen from the replacement list in accordance with the rank order. In the case of an industry group that has no stock listed on the replacement list, a replacement stock is chosen from the replacement list of manufacturing industry cluster.

The Korea Stock Exchange

The KSE’s predecessor, the Daehan Stock Exchange, was established in 1956. The KSE is a typical order-driven market, where buy and sell orders compete for best prices. The KSE seeks to maintain a fair and orderly market for trading and regulates and supervises its member firms. Throughout the trading hours, orders are matched at a price satisfactory to both buy and sell sides, according to price and time priorities. The opening and closing prices, however, are determined by call auctions; at the market opening and closing, orders received for a certain period of time are pooled and matched at the price at which the most number of shares can be executed. The KSE uses electronic trading procedures, from order placement to trade confirmation. During the regular session, KSE is open from 9:00 a.m. to 3:00 p.m., Korean time, during weekdays. Investors can submit their orders from 8:00 a.m., one hour before the market opening, to 3:00 p.m. Orders delivered to the market during the period from 8:00 a.m. to 9:00 a.m. are queued in the order book and matched by call auction method at 9:00 a.m. to determine opening prices. After opening prices are determined, the trades are conducted by continuous auctions until 2:50 p.m. (10 minutes before the market closing).

Besides the regular session, the KSE conducts pre-hours and after-hours sessions for block trading and basket trading. Beginning in 2003, during pre-hours sessions from 7:30 to 8:30 a.m., orders are matched at the previous day’s respective closing prices. After-hours sessions are open for 50 minutes from 3:10 p.m. to 4:00 p.m. During after-hours sessions, orders are matched at the closing prices of the day.

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On January 26, 2004, the KSE introduced the random-end system at the opening and closing call auctions. The stated purpose of the random-end system is to prevent any distortion in the price discovery function of the KSE caused by “fake” orders placed with an intention of misleading other investors. In cases where the highest or lowest indicative price of a stock set during the last 5 minutes before the closing time of the opening (or closing) call session, 8:55-9:00 a.m. or 2:55-3:00 p.m., deviates from the provisional opening (or closing) price by 5% or more, the KSE delays the determination of the opening (or closing) price of the stock up to five minutes. The official opening (or closing) price of such stock is determined at a randomly chosen time within five minutes after the regular opening (or closing) time. The KSE makes public the indicative prices during the opening (or closing) call trading sessions. Pooling together all bids and offers placed during the order receiving hours for the opening (or closing) session, 8:10-9:00 a.m. (or 2:50-3:00 p.m.), the indicative opening (or closing) prices of all stocks are released to the public on a real-time basis.

The KSE sets a limit on the range that the price of individual stocks can change during a day. In addition, when the price and/or trading activities of a stock are expected to show an abnormal movement in response to an unidentified rumor or news, or when an abnormal movement is observed in the market, the KSE may halt the trading of the stock. In such cases, the KSE requests the company concerned to make a disclosure regarding the matter. Once the company makes an official announcement regarding the matter, trading can resume within an hour; however, if the KSE deems that the situation was not fully resolved by the disclosure, trading resumption may be delayed. The KSE introduced circuit breakers in December 1998. The trading in the equity markets is halted for 20 minutes when the KOSPI2 falls by 10% or more from the previous day’s closing and the situation lasts for one minute or longer. The trading resumes by call auction where the orders submitted during the 10 minutes after the trading halt ended are matched at a single price.

License Agreement with the KSE

HSBC or one of its affiliates has entered into a non-exclusive license agreement with the KSE, whereby HSBC or one of its affiliates and subsidiary companies, in exchange for a fee, will be permitted to use the KOSPI2, which is owned and published by the KSE, in connection with certain products, including the Notes.

The Notes are not sponsored, endorsed, sold or promoted by the KSE. The KSE not passed on the legality or appropriateness of, or the accuracy or adequacy of descriptions and disclosures relating to the Notes. The KSE makes no representation or warranty, express or implied to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the KOSPI2 to track general stock market performance. The KSE has no relationship to HSBC other than the licensing of the KOSPI2 and the related trademarks for use in connection with the Notes, which index is determined, composed and calculated by the KSE without regard to HSBC or the Notes. The KSE has no obligation to take the needs of HSBC or the owners of the Notes into consideration in determining, composing or calculating the KOSPI2. The KSE is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. The KSE has no liability in connection with the administration, marketing or trading of the Notes.

The KSE is under no obligation to continue the calculation and dissemination of the KOSPI2 and the method by which the KOSPI2 is calculated and the name “KOSPI 200 Index” or “KOSPI2” may be changed at the discretion of the KSE. No inference should be drawn from the information contained in this underlying supplement that the KSE makes any representation or warranty, implied or express, to you or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the KOSPI2 to track general stock market performance. The KSE has no obligation to take into account your interest, or that of anyone else having an interest in determining, composing or calculating the KOSPI2. The KSE is not responsible for, and has not participated in the determination of the timing of, prices for or quantities of, the Notes or in the determination or calculation of the equation by which the Notes are to be settled in cash. The KSE has no obligation or liability in connection with the administration, marketing or trading of the Notes. The use of and reference to the KOSPI2 in connection with the Notes have been consented to by the KSE.

The KSE disclaims all responsibility for any inaccuracies in the data on which the KOSPI2 is based, or any mistakes or errors or omissions in the calculation or dissemination of the KOSPI2.

The KOSPI2 is a service mark of the KSE licensed for use by HSBC USA Inc.

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The MSCI Indices

The disclosure relating to the MSCI Indices (as defined below) contained in this document relates only to the offering of Notes linked to a Reference Asset that is or includes a MSCI Index.

MSCI, Inc. Publishes the MSCI Indices

MSCI, Inc. (“MSCI”) calculates and maintains indices that are part of the “MSCI Global Investable Market Indices” (the “MSCI Indices”), including the MSCI EAFE® Index, the MSCI Emerging Markets Index (the “MSCI EM Index”), the MSCI Europe Index, the MSCI Singapore Free IndexSM and the MSCI Taiwan IndexSM.

The MSCI Indices were founded in 1969 by Capital International as the first international performance benchmarks constructed to facilitate accurate comparison of world markets. Morgan Stanley acquired the rights to license the MSCI Indices in 1986. In November 1998, Morgan Stanley transferred all rights to the MSCI Indices to MSCI, a Delaware corporation formed and operated jointly by Morgan Stanley and Capital International. In 2004, MSCI acquired Barra, Inc., a provider of risk analytics, and firm-wide investment risk management systems and services and merged this with MSCI. In 2007, MSCI completed an initial public offering and was listed on the New York Stock Exchange, with Morgan Stanley retaining a controlling interest. In 2009, MSCI and Morgan Stanley fully separated. The MSCI single country standard equity indices have covered the world’s developed markets since 1969, and in 1988, MSCI commenced coverage of the emerging markets.

Description of the MSCI Indices

The MSCI EAFE® Index

The MSCI EAFE® Index offers a representation of developed markets in Europe, Australasia and the Far East including the following countries as of the date of this document: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The MSCI EAFE® Index aims to capture 85% of the free float adjusted market capitalization of each country. It is based on the MSCI global investable market indices methodology, which emphasizes index liquidity, investibility and replicability. The MSCI EAFE® Index has a base value of 100 and a base date of December 31, 1969.

The MSCI EAFE® Price Index in USD is reported by Bloomberg under the ticker symbol “MXEA <Index>.”

The MSCI EM Index

The MSCI EM Index offers a representation of emerging markets based on the following countries as of the date of this document: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Malaysia, Mexico, Peru, Philippines, Poland, Russia, Qatar, South Africa, South Korea, Taiwan, Thailand, Turkey and the United Arab Emirates. The MSCI EM Index aims to capture 85% of the free float-adjusted market capitalization in each country. It is based on the MSCI global investable market indices methodology, which emphasizes index liquidity, investibility and replicability. The MSCI EM Index has a base value of 100.00 and a base date of December 31, 1987.

The MSCI Europe Index

The MSCI Europe Index offers a representation of developed markets in Europe including the following countries: Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom. The MSCI Europe Index aims to capture 85% of the free float adjusted market capitalization of each country. It is based on the Europe global investable market indices methodology, which emphasizes index liquidity, investibility and replicability. The MSCI Europe Index has a base value of 100 and a base date of December 31, 1969.

The MSCI Europe Price Index in USD is reported by Bloomberg under the ticker symbol “MXEU <Index>.”

The MSCI Singapore Free IndexSM

The MSCI Singapore Free IndexSM offers a representation of the Singaporean market. The MSCI Singapore Free IndexSM is a free-float adjusted capitalization weighted and aims to capture 85% of the publically available market capitalization of the Singaporean investable equity universe; companies are subject to a global minimum size requirement. It is based on the MSCI global investable market indices methodology. The MSCI Singapore Free Price Index in SGD is reported by Bloomberg under the ticker symbol “SIMSCI <Index>.”

The MSCI Taiwan IndexSM

The MSCI Taiwan IndexSM is a free-float adjusted market capitalization weighted index that is designed to track the equity market performance of Taiwanese securities listed on the Taiwan Stock Exchange and the GreTai Securities Market. The MSCI Taiwan IndexSM aims to capture 85% of the free-float adjusted market capitalization of Taiwan,

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subject to a global minimum size requirement. It is based on the MSCI global investable market indices methodology. The MSCI Taiwan Price IndexSM in TWD is reported by Bloomberg under the ticker symbol “TAMSCI <Index>.” The MSCI Taiwan IndexSM has a base of 100 and a base date of December 31, 1987.

The MSCI EM Price Index in USD is reported by Bloomberg under the ticker symbol “MXEF <Index>.”

The Country Indices

The MSCI Singapore Free IndexSM, MSCI Taiwan IndexSM, each MSCI EAFE Constituent Country Index and each MSCI EM Constituent Country Index are referred to individually as a “Country Index” and collectively as the “Country Indices.” Under the MSCI methodology, each Country Index is an “MSCI Global Standard Index.”

The components of each Country Index used to be selected by MSCI from among the universe of securities eligible for inclusion in the Country Index so as to target an 85% free float-adjusted market representation level within each of a number of industry groups, subject to adjustments to (i) provide for sufficient liquidity, (ii) reflect foreign investment restrictions (only those securities that can be held by non-residents of the country corresponding to the relevant Country Index are included) and (iii) meet certain other investibility criteria. Following a change in MSCI’s methodology implemented in May 2008, the 85% target is now measured at the level of the country universe of eligible securities rather than the industry group level—so each Country Index will seek to include the securities that represent 85% of the free float-adjusted market capitalization of all securities eligible for inclusion — but will still be subject to liquidity, foreign investment restrictions and other investibility adjustments. MSCI defines “free float” as total shares excluding shares held by strategic investors, such as governments, corporations, controlling shareholders and management, and shares subject to foreign ownership restrictions.

Calculation of the MSCI Indices

Calculation of the Country Indices

Each Country Index is a free float-adjusted market capitalization index that is designed to measure the market performance, including price performance, of the equity securities in that country (such equity securities are referred to individually as an “Index Component” and collectively as “Index Components”). Each Country Index is calculated in the relevant local currency as well as in U.S. dollars, with price, gross and net returns.

MSCI’s “price indices” measure market performance, including price performance, whereas MSCI’s “total return indices” measure market performance, including price performance, as well as income from dividend payments.

Each Index Component is included in the relevant Country Index at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the Index Components in that Country Index. MSCI defines the free float of a security as the proportion of shares outstanding that is deemed to be available for purchase in the public equity markets by international investors.

Calculation of the MSCI EAFE® Index and the MSCI EM Index

The performance of the MSCI EAFE® Index on any given day represents the weighted performance of all of the Index Components included in all of the MSCI EAFE® Constituent Country Indices. Each Index Component in the MSCI EAFE® Index is included at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the Index Components included in all of the MSCI EAFE® Constituent Country Indices.

Similarly, the performance of the MSCI EM Index on any given day represents the weighted performance of all of the Index Components included in all of the MSCI EM Constituent Country Indices. Each Index Component in the MSCI EM Index is included at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the Index Components included in all of the MSCI EM Constituent Country Indices.

Maintenance of and Changes to the MSCI Indices

MSCI maintains the MSCI Indices with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets and segments. In maintaining the MSCI Indices, emphasis is also placed on continuity, continuous investability of constituents, replicability, index stability and low turnover.

As part of the changes to MSCI’s methodology which became effective in May 2008, maintenance of the indices falls into three broad categories:

•	semi-annual reviews, which will occur each May and November and will involve a comprehensive reevaluation of the market, the universe of eligible securities and other factors involved in composing the indices;

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•	quarterly reviews, which will occur each February and August and will focus on significant changes in the market since the last semi-annual review and on including significant new eligible securities (such as IPOs, which were not eligible for earlier inclusion in the indices); and

•	ongoing event-related changes, which will generally be reflected in the indices at the time of the event and will include changes resulting from mergers, acquisitions, spin-offs, bankruptcies, reorganizations, and other similar corporate events.

Based on these reviews, additional components may be added, and current components may be removed, at any time. MSCI generally announces all changes resulting from semi-annual reviews, quarterly reviews and ongoing events in advance of their implementation, although in exceptional cases they may be announced during market hours for same or next day implementation.

Prices and Exchange Rates

Prices

The prices used to calculate the MSCI Indices are the official exchange closing prices or those figures accepted as such. MSCI reserves the right to use an alternative pricing source on any given day.

Exchange rates

MSCI uses the closing spot rates published by WM / Reuters at 4:00 p.m., London time. MSCI uses WM / Reuters rates for all countries for which it provides indices.

In case WM/Reuters does not provide rates for specific markets on given days (for example Christmas Day and New Year Day), the previous business day’s rates are normally used.

MSCI independently monitors the exchange rates on all its indices and may, under exceptional circumstances, elect to use an alternative exchange rate if the WM / Reuters rates are not available, or if MSCI determines that the WM / Reuters rates are not reflective of market circumstances for a given currency on a particular day. In such circumstances, an announcement would be sent to clients with the related information. If appropriate, MSCI may conduct a consultation with the investment community to gather feedback on the most relevant exchange rate.

License Agreement with MSCI

HSBC or one of its affiliates has entered into a non-exclusive license agreement with MSCI whereby HSBC and certain of its affiliates, in exchange for a fee, are permitted to use the MSCI Indices in connection with certain securities, including the Notes. We are not affiliated with MSCI, the only relationship between MSCI and us is any licensing of the use of MSCI’s indices and trademarks relating to them.

The license agreement provides that the following language must be set forth herein:

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY HSBC. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR THE ISSUER OR OWNER OR THE NOTES. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE

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NOTES ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OF IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, ISSUERS OF THE NOTES, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of the Notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the Notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

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The NASDAQ-100 Index®

The disclosure relating to the NASDAQ-100 Index® (the “NDX”) contained in this document relates only to the offering of Notes linked to a Reference Asset that is or includes the NDX.

The NASDAQ OMX Group, Inc. Publishes the NDX

The NDX is a modified market capitalization-weighted index of 100 of the largest stocks of non-financial companies listed on The NASDAQ Stock Market based on market capitalization. It does not contain securities of financial companies, including investment companies. The NDX, which includes companies across a variety of major industry groups, was launched on January 31, 1985, with a base index value of 250.00. On January 1, 1994, the base index value was reset to 125.00. Current information regarding the market value of the NDX is available from NASDAQ OMX Group, Inc. (“NASDAQ OMX”) as well as numerous market information services. The NDX is reported by Bloomberg L.P. under the ticker symbol “NDX.”

The share weights of the component securities of the NDX at any time are based upon the total shares outstanding in each of those securities and are additionally subject, in certain cases, to rebalancing. Accordingly, each underlying stock’s influence on the level of the NDX is directly proportional to the value of its share weight.

Calculation of the NDX

At any moment in time, the level of the NDX equals the aggregate value of the then-current share weights of each of the component securities, which are based on the total shares outstanding of each such component security, multiplied by each such security’s respective last sale price on The NASDAQ Stock Market (which may be the official closing price published by The NASDAQ Stock Market), and divided by a scaling factor (the “divisor”), which becomes the basis for the reported level of the NDX. The divisor serves the purpose of scaling such aggregate value to a lower order of magnitude, which is more desirable for reporting purposes.

Underlying Stock Eligibility Criteria and Annual Ranking Review

Initial Eligibility Criteria

To be eligible for initial inclusion in the NDX, a security must be listed on The NASDAQ Stock Market and meet the following criteria:

•	the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market;

•	the security must be issued by a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must generally be a common stock, ordinary share, American Depositary Receipt, or tracking stock (closed-end funds, convertible debentures, exchange traded funds, limited liability companies, limited partnership interests, preferred stocks, rights, shares or units of beneficial interests, warrants, units and other derivative securities are not included in the NDX, nor are the securities of investment companies);

•	the security must have a three-month average daily trading volume of at least 200,000 shares;

•	if the security is issued by an issuer organized under the laws of a jurisdiction outside the United States, it must have listed options on a recognized market in the United States or be eligible for listed-options trading on a recognized options market in the United States;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible;

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and

•	the issuer of the security must have “seasoned” on the NASDAQ Stock Market or another recognized market (generally, a company is considered to be seasoned if it has been listed on a market for at least three full months, excluding the first month of initial listing).

Continued Eligibility Criteria

In addition, to be eligible for continued inclusion in the NDX the following criteria apply:

•	the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market;

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•	the security must be issued by a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume of at least 200,000 shares in the previous three-month trading period as measured annually during the ranking review process described below;

•	if the issuer of the security is organized under the laws of a jurisdiction outside the United States, then such security must have listed options on a recognized market in the United States or be eligible for listed-options trading on a recognized options market in the United States, as measured annually during the ranking review process;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement that would likely result in the security no longer being eligible;

•	the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NDX at each month-end. In the event that a company does not meet this criterion for two consecutive month-ends, it will be removed from the NDX effective after the close of trading on the third Friday of the following month; and

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

These eligibility criteria may be revised from time to time by NASDAQ OMX without regard to the Notes.

Annual Ranking Review

The component securities are evaluated on an annual basis (the “Ranking Review”), except under extraordinary circumstances, which may result in an interim evaluation, as follows. Securities that meet the applicable eligibility criteria are ranked by market value. eligible securities that are already in the NDX and that are ranked in the top 100 eligible securities (based on market capitalization) are retained in the NDX. A security that is ranked 101 to 125 is also retained, provided that such security was ranked in the top 100 eligible securities as of the previous Ranking Review or was added to the NDX subsequent to the previous Ranking Review. Securities not meeting such criteria are replaced. The replacement securities chosen are those eligible securities not currently in the NDX that have the largest market capitalization. The data used in the ranking includes end of October market data and is updated for total shares outstanding submitted in a publicly filed SEC document via EDGAR through the end of November.

Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year other than the Ranking Review, a component security is determined by NASDAQ OMX to become ineligible for continued inclusion in the NDX, the security will be replaced with the largest market capitalization security meeting the eligibility criteria listed above and not currently included in the NDX.

Index Maintenance

In addition to the Ranking Review, the securities in the NDX are monitored every day by NASDAQ OMX with respect to changes in total shares outstanding arising from corporate events, such as stock dividends, stock splits and certain spin-offs and rights issuances. NASDAQ OMX has adopted the following quarterly scheduled weight adjustment procedures with respect to those changes. If the change in total shares outstanding arising from a corporate action is greater than or equal to 10%, that change will be made to the NDX as soon as practical, normally within ten days of such corporate action. Otherwise, if the change in total shares outstanding is less than 10%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December.

In either case, the share weights for those component securities are adjusted by the same percentage amount by which the total shares outstanding have changed in those securities. Ordinarily, whenever there is a change in the share weights, a change in a component security, or a change to the price of a component security due to spin-off, rights issuances or special cash dividends, NASDAQ OMX adjusts the divisor to ensure that there is no discontinuity in the level of the NDX that might otherwise be caused by any of those changes. All changes will be announced in advance.

Index Rebalancing

Under the methodology employed, on a quarterly basis coinciding with NASDAQ OMX’s quarterly scheduled weight adjustment procedures, the component securities are categorized as either “Large Stocks” or “Small Stocks” depending on whether their current percentage weights (after taking into account scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the NDX (i.e., as a 100-stock index, the average percentage weight in the NDX is 1%).

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This quarterly examination will result in an index rebalancing if it is determined that: (1) the current weight of the single largest market capitalization component security is greater than 24% or (2) the “collective weight” of those component securities, the individual current weights of which are in excess of 4.5%, when added together, exceed 48%. In addition, NASDAQ OMX may conduct a special rebalancing at any time if it is determined to be necessary to maintain the integrity of the NDX.

If either one or both of these weight distribution requirements are met upon quarterly review, or NASDAQ OMX determines that a special rebalancing is required, a weight rebalancing will be performed. First, relating to weight distribution requirement (1) above, if the current weight of the single largest component security exceeds 24%, then the weights of all Large Stocks will be scaled down proportionately towards 1% by enough amount for the adjusted weight of the single largest component security to be set to 20%. Second, relating to weight distribution requirement (2) above, for those component securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their “collective weight” exceeds 48%, then the weights of all Large Stocks will be scaled down proportionately towards 1% by just enough amount for the “collective weight,” so adjusted, to be set to 40%.

The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average Index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor, reduced in relation to each stock’s relative ranking among the Small Stocks, such that the smaller the component security in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the NDX.

In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor, reduced in relation to each stock’s relative ranking among the Small Stocks, such that, once again, the smaller the component stock in the ranking, the less the scale-up of its weight.

Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

Then, to complete the rebalancing procedure, once the final percent weights of each of the component securities are set, the share weights will be determined anew based upon the last sale prices and aggregate capitalization of the NDX at the close of trading on the last day in February, May, August and November. Changes to the share weights will be made effective after the close of trading on the third Friday in March, June, September and December, and an adjustment to the divisor will be made to ensure continuity of the NDX.

Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current share weights. However, NASDAQ OMX may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the component securities. In those instances, NASDAQ OMX would announce the different basis for rebalancing prior to its implementation.

License Agreement

The Notes are not sponsored, endorsed, sold or promoted by The Nasdaq Stock Market, Inc. (including its affiliates) (Nasdaq, with its affiliates, are referred to as the Corporations). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Notes. The Corporations make no representation or warranty, express or implied to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the NDX to track general stock market performance. The Corporations’ only relationship to HSBC (Licensee) is in the licensing of the Nasdaq-100®, NDX, and Nasdaq trademarks or service marks, and certain trade names of the Corporations and the use of the NDX which is determined, composed and calculated by Nasdaq without regard to Licensee or the Notes. Nasdaq has no obligation to take the needs of the Licensee or the owners of the Notes into consideration in determining, composing or calculating the NDX. The Corporations are not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NDX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NDX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL

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WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NDX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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The Nikkei 225 Index

The disclosure relating to the Nikkei 225 Index (the “NKY”) contained in this document relates only to the offering of Notes linked to a Reference Asset that is or includes the NKY.

Nikkei Digital Media, Inc. Publishes the NKY

The NKY was developed by Nikkei Inc. and is calculated, maintained and published by Nikkei Digital Media, Inc. a wholly owned subsidiary of Nikkei Inc. The Nikkei 225 is reported by Bloomberg L.P. under the symbol “NKY.”

The NKY is a stock index that measures the composite price performance of selected Japanese stocks. The formal name of the NKY is the Nikkei Stock Average. The NKY is based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (“TSE”) representing a broad cross-section of Japanese industries. All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. Nikkei Inc. rules require that the 75 most liquid issues (one-third of the component count of the NKY) be included in the NKY. Nikkei Inc. was first calculated and published the NKY in 1970; prior to 1970, the TSE calculated the NKY.

The 225 companies included in the NKY are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

•	Technology — Pharmaceuticals, Electrical Machinery, Automobiles, Precision Machinery, Telecommunications;

•	Financials — Banks, Miscellaneous Finance, Securities, Insurance;

•	Consumer Goods — Marine Products, Food, Retail, Services;

•	Materials — Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading House;

•	Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and

•	Transportation and Utilities — Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

Calculation of the NKY

The NKY is a modified, price-weighted index (i.e., a Nikkei Underlying Stock’s weight in the NKY is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Nikkei Underlying Stock by the corresponding weighting factor for such Nikkei Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Divisor”). The Divisor was initially set at 225 for the date of May 16, 1949 (the date on which the TSE was reopened after World War II) using historical numbers from that date. The Divisor is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the presumed par value of the relevant Nikkei Underlying Stock, so that the share price of each Nikkei Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the NKY are those reported by a primary market for the Nikkei Underlying Stocks (currently the TSE). The level of the NKY is calculated once every 15 seconds during TSE trading hours.

In order to maintain continuity in the NKY in the event of certain changes due to non-market factors affecting the Nikkei Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the NKY is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the NKY. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Nikkei Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the NKY immediately after such change) will equal the level of the NKY immediately prior to the change.

Standards for Listing and Maintenance

A Nikkei Underlying Stock may be deleted or added by Nikkei Inc. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock

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transferred to the “Kanri-Post” (Posts for stocks under supervision) becomes a candidate for deletion. Nikkei Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nikkei Inc. Upon deletion of a stock from the Nikkei Underlying Stocks, Nikkei Inc. will select a replacement for such deleted Nikkei Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nikkei Inc. to be representative of a market may be added to the Nikkei Underlying Stocks. In such a case, an existing Nikkei Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by Nikkei Inc.

A list of the issuers of the Nikkei Underlying Stocks constituting the NKY is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by Nikkei Inc. Nikkei Inc. may delete, add or substitute any stock underlying the NKY.

Property Rights and Disclaimers

The Nikkei Stock Average is an intellectual property of Nikkei Inc. “Nikkei,” “Nikkei Stock Average,” and “Nikkei 225” are the service marks of Nikkei Inc. Nikkei Inc. reserves all the rights, including copyright, to the NKY. Nikkei Digital Media, Inc., a wholly owned subsidiary of Nikkei Inc. calculates and disseminates the NKY under exclusive agreement with Nikkei Inc. Nikkei Inc. and Nikkei Digital Media Inc. are collectively the “Nikkei Index Sponsor.”

The Notes are not in any way sponsored, endorsed or promoted by the Nikkei Index Sponsor. The Nikkei Index Sponsor does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of the NKY or the figure as which the NKY stands at any particular day or otherwise. The NKY is compiled and calculated solely by the Nikkei Index Sponsor. However, the Nikkei Index Sponsor shall not be liable to any person for any error in the NKY and the Nikkei Index Sponsor shall not be under any obligation to advise any person, including a purchase or vendor of the Notes, of any error therein.

In addition, the Nikkei Index Sponsor gives no assurance regarding any modification or change in any methodology used in calculating the NKY and is under no obligation to continue the calculation, publication and dissemination of the NKY.

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The PHLX Housing SectorSM Index

The disclosure relating to the PHLX Housing SectorSM Index (the “HGX”) contained in this document relates only to the offering of Notes linked to a Reference Asset that is or includes the HGX.

The NASDAQ OMX Group, Inc. Publishes the HGX

The HGX is designed to measure the performance of a set of companies whose primary lines of business are directly associated with the U.S. housing construction market (the “PHLX Component Securities”). The HGX was set to an initial value of 250 on January 2, 2002.

The HGX is monitored or benchmarked against the value at which it was initially set. The HGX will reflect the U.S. housing construction industry only to the extent that the underlying issuers are representative of the industry. NASDAQ OMX Group, Inc. (“NASDAQ OMX”) will adjust the composition of the HGX due to mergers of component issuers, because issuers no longer reflect the particular index group, or to improve the HGX’s correlation to the U.S. housing construction industry, as described in more detail below.

Index Composition and Maintenance

The HGX is a modified market capitalization-weighted index, in which the value of the HGX equals the aggregate value of the index share weights (also known as the Index Shares) of each of the PHLX Component Securities multiplied by each such security’s last sale price,1 and divided by the divisor of the HGX. The divisor serves the purpose of scaling the aggregate index value to a lower order of magnitude, which is more desirable for reporting purposes. If trading in a PHLX Component Security is halted while the applicable market is open, the most recent last sale price for that security is used for all HGX computations until trading resumes. If trading is halted before the market is open, the previous day’s last sale price is used.

The formula for HGX value is:

Aggregate Adjusted Market Value

Divisor

where the Divisor is (Market Value after Adjustments/Market Value before Adjustments) × Divisor before Adjustments.

The HGX is calculated in two different manners: as a price return index and as a total return index. The price return index (NASDAQ: HGX) is ordinarily calculated without regard to cash dividends on the PHLX Component Securities.

The HGX is calculated during the trading day and is disseminated once per second from 09:30:01 to 17:16:00 Easter Time (ET). The closing value of the HGX may change up until 17:15:00 ET due to corrections to the last sale price of the PHLX Component Securities.

Eligibility

HGX eligibility is limited to specific types of securities. The security types eligible for the HGX include domestic or foreign common stocks, ordinary shares, shares of beneficial interest or limited partnership interests, and tracking stocks. Security types not included in the HGX are American Depositary Receipts, closed-end funds, convertible debentures, exchange traded funds, preferred stocks, rights, warrants, units and other derivative securities.

Initial Security Eligibility Criteria

To be included in the HGX, a security must meet the following criteria:

•	a security must be listed on the Nasdaq Stock Market®, the New York Stock Exchange, or NYSE MKT;

•	the issuer of the security must be classified, as reasonably determined by NASDAQ OMX, as a company whose primary business is associated with the U.S. housing construction market under certain Industry Classification Benchmark codes, which are products of FTSE International Limited and are licensed for use by the index sponsor;

•	only one class of security per issuer is allowed;

•	the security must have a market capitalization of at least $100 million;

•	the security must have traded at least 1.5 million shares in each of the last six months;

1 For securities listed on NASDAQ, the last sale price is the last sale price on NASDAQ, which normally would be the Nasdaq Official Closing Price when NASDAQ is closed. For any NYSE-listed or NYSE AMEX-listed security, it is the last regular way trade reported on such security’s primary U.S. listing market. If a security does not trade on its primary listing market on a given day, the most recent last sale price from the primary listing market (adjusted for corporate actions, if any) is used.

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•	the security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S.;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible for the index;

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and

•	the issuer of the security must have “seasoned” on a recognized market for at least six months; in the case of spin-offs, the operating history of the spin-off will be considered.

Component Replacement Criteria

In the event that a security no longer meets the continued security eligibility criteria described below, it will be replaced with a security that meets all of the initial security eligibility criteria and additional criteria which follow. Securities eligible for inclusion will be ranked descending by market value, current price and percentage price change over the previous six months. The security with the highest overall ranking will be added to the HGX (if multiple securities have the same rank, the security with the largest market capitalization will rank higher) provided that the HGX then meets the following criteria:

•	no single PHLX Component Security is greater than 20% of the weight of the HGX and the top five PHLX Component Securities are not greater than 55% of the weight of the HGX; and

•	no more than 15% of the weight of the HGX is composed of non-U.S. component securities that are not subject to comprehensive surveillance agreements.

In the event that the highest-ranking security does not permit the HGX to meet the above criteria, the next highest-ranking security will be selected and the HGX criteria will again be applied to determine eligibility. The process will continue until a qualifying replacement security is selected.

Continued Security Eligibility Criteria

To be eligible for continued inclusion in the HGX, a PHLX Component Security must meet the following criteria:

•	the security must be listed on the Nasdaq Stock Market, the New York Stock Exchange, or NYSE MKT;

•	the issuer of the security must be classified, as reasonably determined by NASDAQ OMX, as a company whose primary business is associated with the U.S. housing sector;

•	the security must have a market capitalization of at least $60 million;

•	the security may not be issued by an issuer currently in bankruptcy proceedings; and

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

Continued Index Eligibility Criteria

In addition to the security eligibility criteria, the HGX as a whole must meet the following criteria on a continual basis unless otherwise noted:

•	no single PHLX Component Security is greater than 25% of the weight of the HGX and the top five PHLX Component Securities do not constitute more than 60% of the weight of the HGX (measured semi-annually on the first trading day in January and July);

•	no more than 18% of the weight of the index is composed of non-U.S. PHLX Component Securities that are not subject to comprehensive surveillance agreements;

•	the total number of PHLX Component Securities has not increased or decreased by 33.33% of the HGX and in no event will be less than nine;

•	PHLX Component Securities representing at least 95% of the weight of the HGX have a market capitalization of at least $75 million;

•	PHLX Component Securities representing at least 92% of the weight of the HGX and at least 82% of the total number of PHLX Component Securities meet the security options eligibility rules;

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•	PHLX Component Securities must have trading volume of at least 600,000 shares for each of the last six months, except that for each of the lowest weighted PHLX Component Securities that in the aggregate account for no more than 5% of the weight of the HGX, trading volume must be at least 500,000 shares for each of the last six months; and

•	the lesser of the five highest weighted PHLX Component Securities or the highest weighted PHLX Component Securities that in the aggregate represent at least 30% of the total number of PHLX Component Securities each have had an average monthly trading volume of at least 1,250,000 shares over the past six months.

In the event the HGX does not meet the criteria, the HGX composition will be adjusted to ensure that the index meets the criteria. PHLX Component Securities that contribute to the HGX not meeting the eligibility criteria may be removed. PHLX Component Securities may be added and/or replaced according to the component replacement rules to ensure compliance with these criteria. If removed, the security will, in ordinary circumstances, be removed at its last sale price. If the security is halted from trading on its primary listing market, however, and the official closing price cannot be readily determined, NASDAQ OMX may, at its discretion, remove the security at a zero price. If the security is removed at a zero price, it will be applied to the HGX after the close of market but before the dissemination of the official closing value of the HGX (ordinarily at 17:16:00 ET).

Index Maintenance

If a corporate event occurs as to any PHLX Component Security, such as a stock dividend, stock split, spin-off or rights issuance, the Index Shares and/or the price of the PHLX Component Security will be adjusted on the ex-date. If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10%, the adjustment in the Index Shares and/or the price of the PHLX Component Security will be made as soon as practicable. Otherwise, if the change in total shares outstanding is less than 10%, then all such changes are accumulated and made effective on a quarterly basis after the close of trading on the third Friday in each of March, June, September, and December. The Index Shares are derived from the PHLX Component Security’s total shares outstanding. The Index Shares are adjusted by the same percentage amount by which the total shares outstanding have changed.

In the event of a special cash dividend, NASDAQ OMX will determine on an individual basis whether to make a change to the price of a PHLX Component Security in accordance with its Index dividend policy. If NASDAQ OMX determines that a change will be made, it will become effective on the ex-date, and advance notification will be made.

In the event of a change in the Index Shares, a change in a PHLX Component Security, or a change to the price of a PHLX Component Security due to spin-offs, rights issuances, or special cash dividends, the divisor is ordinarily adjusted to ensure that there is no discontinuity in the value of the HGX, which might otherwise be caused by any such change. All changes are announced in advance and will be reflected in the HGX prior to market open on the applicable effective date.

Index Rebalancing

The HGX employs a modified market capitalization-weighting methodology. Each quarter, the HGX is rebalanced such that the maximum weight of any PHLX Component Security will not exceed 15% and no more than two securities will be at the cap. Any security then in excess of 8% will be capped at 8%. The aggregate amount by which all securities over 15% and 8% is reduced will be redistributed proportionally across the remaining PHLX Component Securities. After redistribution, if any other PHLX Component Security then exceeds 8%, the PHLX Component Security is set to 8% of the HGX and the redistribution is repeated to derive the final weights.

The modified market capitalization-weighted methodology is applied to the capitalization of each PHLX Component Security, using the last sale price of the security at the close of trading on the first Friday in March, June, September, and December and after applying quarterly changes to the total shares outstanding. Index Shares are then calculated by multiplying the weight of the security by the new market value of the HGX and dividing the modified market capitalization for each PHLX Component Security by its corresponding last sale price. The changes become effective after trading on the third Friday in March, June, September, and December.

In administering the HGX, NASDAQ OMX will exercise reasonable discretion as it deems appropriate.

License Agreement with the Philadelphia Stock Exchange, Inc.

“PHLX Housing SectorSM” and “HGXSM” are service marks of the Philadelphia Stock Exchange, Inc. (the “PHLX”) and have been licensed for use by HSBC USA Inc. Nasdaq®,” “OMX®,” “NASDAQ OMX®,” “PHLX®,“ “PHLX Housing SectorSM Index,” and “HGXSM” are registered trademarks or service marks of Nasdaq OMX and have been licensed for use by HSBC USA Inc.

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The HGX is not sold or promoted by the PHLX. PHLX makes no representation or warranty, express or implied, to the owners of the HGX or any member of the public regarding the advisability of investing in securities generally or in the HGX particularly or the ability of the HGX to track market performance. PHLX’s only relationship to HSBC is the licensing of certain names and marks and of the HGX, which is determined, composed and calculated without regard to HSBC. PHLX has no obligation to take the needs of HSBC or the owners of the HGX into consideration in determining, composing or calculating the HGX. PHLX is not responsible for and has not participated in any determination or calculation made with respect to the issuance or redemption of the Product. PHLX has no obligation or liability in connection with the administration, purchase, sale, marketing, promotion or trading of the HGX or Notes.

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The Russell 2000® Index

The disclosure relating to the Russell 2000® Index (the “RTY”) contained in this document relates only to the offering of Notes linked to a Reference Asset that is or includes the Russell 2000® Index.

Russell Investments Publishes the RTY

The RTY is an index calculated, published, and disseminated by Russell Investments (“Russell”), and measures the composite price performance of stocks of 2,000 companies determined by Russell to be part of the U.S. equity market. All 2,000 stocks are traded on a major U.S. exchange, and form a part of the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization.

The RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market.

Companies must be classified as U.S. companies under Russell’s country-assignment methodology in order to be included in the Russell U.S. indices. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), the company is assigned to the equity market of its country of incorporation. If any of the three do not match, Russell then defines three Home Country Indicators (“HCI”): country of incorporation, country of headquarters, and country of the most liquid exchange as defined by two-year average daily dollar trading volume from all exchanges within a country. Using the HCIs, Russell cross-compares the primary location of the company’s assets with the three HCIs. If the primary location of the company’s assets matches any of the HCIs, then the company is assigned to its primary asset location. If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. If conclusive country details cannot be derived from assets or revenue, Russell assigns the company to the country where its headquarters are located unless the country is a Benefit Driven Incorporation (BDI) country; in which case, the company will be assigned to the country of its most liquid stock exchange. Russell lists the following countries as BDIs: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

Preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, and trust receipts are not eligible for inclusion in the Russell U.S. Indices. Royalty trusts, limited liability companies, closed-end investment companies, blank check companies, special-purpose acquisition companies, and limited partnerships are also not eligible for inclusion in the Russell U.S. Indices. Business development companies, exchange traded funds and mutual funds are also excluded. Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion.

In general, only one class of securities of a company is allowed in the RTY, although exceptions to this general rule have been made where Russell has determined that each class of securities acts independently of the other. Stocks must trade at or above $1.00 on the last trading day in May of each year to be eligible for inclusion in the RTY during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion. Companies with a total market capitalization of less than $30 million are not eligible for the RTY. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY.

Annual reconstitution is the process by which the RTY is completely rebuilt. Reconstitution is a vital part of the creation of a benchmark which accurately represents a particular market segment. Companies may get bigger or smaller over time, or change in style characteristics. Reconstitution ensures that the correct companies are represented in the RTY.

The primary criterion used to determine the initial list of securities eligible for the Russell U.S. indices is total market capitalization, which is determined by multiplying total outstanding shares by the market price as of the last trading day in May for those securities being considered at annual reconstitution. IPO eligibility is determined each quarter. On the last trading day of May of each year, all eligible securities are ranked by their total market capitalization. Reconstitution occurs on the last Friday in June. However, at times this date precedes a long U.S. holiday weekend, when liquidity is low. In order to ensure proper liquidity in the markets, when the last Friday in June is the 29th or 30th, reconstitution will occur on the preceding Friday. Real-time dissemination of the RTY began on December 31, 1986.

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Capitalization Adjustments

After membership is determined, a security’s shares are adjusted to include only those shares available to the public, which is often referred to as “free float.” The purpose of this adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set. Stocks are weighted in the Russell U.S. Indices by their available market capitalization, which is calculated by multiplying the primary closing price by the available shares.

The following types of shares are considered unavailable for purchase and removed from total market capitalization to arrive at free float or available market capitalization:

ESOP or LESOP shares – shares of corporations that have Employee Stock Ownership Plans (“ESOP”) or Leveraged Employee Stock Ownership Plans (“LESOP”) that comprise 10.00% or more of the shares outstanding are adjusted;

Corporate cross-owned shares – Shares held by another member of a Russell index (including Russell global indices) are considered cross-owned, and all shares will be adjusted regardless of percentage held;

Large private and corporate shares – when an individual, a group of individuals acting together, or a corporation not in the index owns 10.00% or more of the shares outstanding. However, institutional holdings (investment companies, partnerships, insurance companies, mutual funds, banks, or venture capital companies) are not included in this class;

Unlisted share classes – classes of common stock that are not traded on a U.S. exchange;

IPO lock-ups: Shares locked up during an IPO that are not available to the public and will be excluded from the market value at the time the IPO enters the index; and

Government Holdings:

Direct government holders: Those holdings listed as “government of” are considered unavailable and will be removed entirely from available shares.

Indirect government holders: Shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%.

Government pensions: Any holding by a government pension plan is considered institutional holdings and will not be removed from available shares.

Corporate Actions Affecting a Russell U.S. Index

Depending upon the time an action is determined to be final, Russell will either (1) apply the action before the open on the ex-date, or (2) apply the action providing appropriate notice, referred to as “delayed action.” The following describes the treatment of the most common corporate actions.

▪	“No Replacement” Rule: Securities that leave a Russell U.S. Index for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in a Russell U.S. Index over the year will fluctuate according to corporate activity.

▪	Mergers and Acquisitions: Mergers and Acquisitions (M&A) result in changes to the membership and to the weighting of members within a Russell U.S. Index. M&A activity is applied to a Russell U.S. Index after the action is determined to be final. If both companies involved are included in the Russell 3000E™ Index or the Russell Global Index, the acquired company is deleted and its market capitalization is moved to the acquiring company’s stock, according to the merger terms. If only one company is included in the Russell 3000E™ Index, there may be two forms of merger or acquisition: if the acquiring company is a member, the acquiring company’s shares will be adjusted at month end, and if the acquiring company is not a member, the acquired company will be deleted after the action is determined as final.

▪	Reverse Mergers: When a Russell 3000® Index member is acquired or merged with a private, non-publicly-traded company or OTC company, Russell will review the action to determine whether it is considered a reverse merger. If it is determined that the action is a reverse merger, the newly formed entity will be placed in the appropriate market capitalization index after the close of the day following the completion of the merger and the acquired company will be simultaneously removed from the current index. The growth/value of the surviving entity is determined by the industry average, and cross-ownership will be determined on the basis of the most recent SEC filings.

▪	Reincorporations: Members that are reincorporated to another country are analyzed for country assignment the following year during reconstitution, as long as they continue to trade in the U.S. Companies that

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reincorporate and are no longer trade in the U.S. are immediately deleted from the U.S. indexes and placed in the appropriate country within the Russell Global Index.

▪	Reclassification: The class of a member’s securities included in the RTY will not be assessed or changed outside of a reconstitution period unless the existing class ceases to exist.

▪	Rights offerings: Russell will not apply poison pill rights or entitlements that give shareholders the right to purchase ineligible securities such as convertible debt. Russell will only adjust the RTY to account for a right if the subscription price of the right is at a discount to the market price of the stock. Provided Russell is aware of the rights offer prior to the ex-date, a price adjustment will be applied before the open on the ex-date to account for the value of the rights, and shares increased according to the terms of the offering. If Russell is unable to provide prior notice, the price adjustment and share increase will be delayed until appropriate notice is given. In these circumstances the price of the stock involved is adjusted to delay the performance due to the rights issue.

▪	Changes to shares outstanding: Changes to shares outstanding due to buybacks (including Dutch auctions), secondary offerings, merger activity with a non-index member and other potential changes are updated at the end of the month in which the change is reflected in vendor-supplied updates and are verified by Russell by use of an SEC filing. For a change in shares to occur, the cumulative change to available shares must be greater than 5%. These share changes are communicated three trading days prior to month-end and include shares provided by the vendor and verified by Russell four days prior to month-end. The float factor determined at reconstitution is applied to the new shares issued or bought back.

▪	Spin-offs: Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off company is large enough. To be eligible, the spun-off company’s total market capitalization must be greater than the market adjusted total market capitalization of the smallest security in the Russell 3000E™ Index at the latest reconstitution. A spun-off company may be assigned to a different country from the parent, if any of its HCIs differ from those of the parent. Consequently, the spin-off company may become a member of the Russell Global Index. Otherwise, the same rules apply between domestic or cross-border spin-off additions.

▪	Tender offers: In the case of a cash tender offer, the target company will be removed from the index when: the offer period completes (initial, extension or subsequent); shareholders have validly tendered, not withdrawn, the shares have been accepted for payment; all regulatory requirements have been fulfilled; and the acquiring company is able to finalize the acquisition via short-form merger, top-up option or other compulsory mechanism. If the requirements have been fulfilled except where the acquirer is unable to finalize the acquisition through a compulsory mechanism, an adjustment will be applied to the target company’s float-adjusted shares if they have decreased by 30% or more, and the tender offer has fully complete and closed. The adjustment will occur on a date pre-announced by Russell.

▪	Voluntary exchange offers: A publicly traded company may offer to exchange or split-off some or all of its ownership in a separate publicly traded company. Once the offer expires, Russell will decrease the available shares in the offering company, and increase the available shares of ‘split-off’ company, based on the results of the offering. Russell will effect this change based on, but not limited to, preliminary results, company filings, and exchange notices.

▪	Delisting: Only companies listed on U.S. exchanges are included in the Russell U.S. Indices. Therefore, when a company is delisted from a U.S. exchange and moved to OTC, the company is removed from the Russell U.S. Index either at the close of the current day or the following day.

▪	Bankruptcies and Voluntary Liquidations: Companies filing for Chapter 7 bankruptcy or that have filed a liquidation plan will be removed from the Russell U.S. Indices at the time of filing. Companies filing for Chapter 11 reorganization bankruptcy will remain members of the Russell U.S. Indices, unless the companies are delisted from the primary exchange and then normal delisting rules will apply.

▪	Stock Distributions: Stock distributions can take two forms: (1) a stated amount of stock distributed on the ex-date, or (2) an undetermined amount of stock based on earnings and profits to be distributed at a future date. In both cases, a price adjustment is done on the ex-date of the distribution. Shares are increased on the ex-date for category (1) and on the pay-date for category (2).

▪	Dividends: Gross dividends are included in the daily total return calculation of the indexes on the basis of their ex-dates. The ex-date is used rather than the pay-date because the marketplace price adjustment for the dividend occurs on the ex-date. If a dividend is payable in stock and cash and the number of shares to be issued cannot be determined by the ex-date, the dividend is treated as all cash. If the number of shares to be issued as a stock dividend is announced subsequently, Russell will give effect to the share change on the pay date, providing appropriate notice can be given.

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▪	Halted securities: When a stock’s trading has been halted, Russell holds the security at its most recent closing price until trading is resumed or is officially delisted.

In addition, Russell will review stocks in two categories for removal: (1) stocks halted due to financial difficulty/debt or cash flow issues for a period longer than 40 calendar days or (2) those stocks suspended due to exchange listing rules or legal regulatory issues longer than one calendar quarter. Determination for removal will be made on a case-by-case basis and based upon reasonable likelihood of trade resumption and likelihood of residual value returned to equity holders. Should removal be deemed appropriate, announcement will be made with monthly share changes and removed on month-end at zero value (for system purposes the actual value used is .0001, in local currency).

▪	Stocks that are scheduled for removal but suspended or not trading through reconstitution due to low liquidity or those that are suspended by the exchange or other governing body due to liquidity issues will be monitored for trade resumption. Once trading resumes, these securities will be removed from the index with announcement as usual. Securities will be removed using the primary exchange close price.

Each month, the RTY is updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission. Only cumulative changes to shares outstanding greater than 5.00% are reflected in the RTY. This does not affect treatment of major corporate events, which are effective on the ex-date.

License Agreement with Russell

HSBC has entered into a nonexclusive license agreement providing for the license to it, in exchange for a fee, of the right to use the RTY in connection with some products, including the Notes.

The Russell 2000® Index is a trademark of Russell. The Notes are not sponsored, endorsed, sold or promoted by Russell. Russell makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities, generally or in the Notes particularly or the ability of the RTY to track general stock market performance or a segment of the same. Russell’s publication of the RTY in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the RTY is based. Russell’s only relationship to HSBC USA Inc. is the licensing of certain trademarks and trade names of Russell and of the RTY which is determined, composed and calculated by Russell without regard to the HSBC USA Inc. or the Notes. Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Notes. Russell has no obligation or liability in connection with the administration, marketing or trading of the Notes:

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RTY OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY HSBC USA INC., INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RTY OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RTY OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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The S&P 100® Index

The disclosure relating to the S&P 100® Index (the “OEX”) contained in this document relates only to the offering of Notes linked to a Reference Asset that is or includes the OEX.

S&P Dow Jones Indices LLC Publishes the OEX

The OEX is published by S&P Dow Jones Indices LLC (“S&P”) and is a subset of the SPX. Index options on the OEX are traded with the ticker symbol “OEX.” The OEX was originally developed by the Chicago Board Options Exchange, which later transferred the OEX to S&P for management. S&P’s U.S. Index Committee, which oversees the SPX and other S&P U.S. equity indices, also maintains the OEX.

The OEX was introduced in 1983 and comprises approximately 100 leading U.S. stocks with exchange-listed options. Constituents of the OEX are generally among the largest and most established companies in the SPX. To be included in the OEX, a company must maintain exchange-listed options, be a U.S. company (determined by reference to location of operations, corporate structure, accounting standards and exchange listings) and have a market capitalization in excess of $4.6 billion, public float of at least 50%, positive as-reported earnings over the most recent quarter as well as over the most recent four quarters (summed together), and have highly tradable common stock with active and deep markets. Continued inclusion is not necessarily subject to these guidelines, as S&P strives to minimize unnecessary turnover in membership in the OEX and each removal is determined on a case-by-case basis. The sector balance of the OEX is maintained in line with the sector composition of the SPX. S&P calculates the OEX by reference to the prices of the constituent stocks of the OEX without taking account of the value of dividends paid on those stocks.

S&P Publishes the SPX

The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX, discussed below in further detail, is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. S&P chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor’s Stock Guide Database, which S&P uses as an assumed model for the composition of the total market. S&P may from time to time in its sole discretion, add companies to or delete companies from, the SPX to achieve these objectives.

The SPX does not reflect the payment of dividends on the stocks included in the SPX and therefore the payment on the Notes will not produce the same return you would receive if you were able to purchase such underlying stocks.

Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main industry groups comprise the SPX: Information Technology, Financials, Consumer Staples, Health Care, Energy, Industrials, Consumer Discretionary, Utilities, Materials and Telecommunication Services. Changes in the SPX are reported daily in the financial pages of many major newspapers, on Bloomberg Professional® service under the symbol “SPX” and on the S&P website. Information contained in the S&P website is not incorporated by reference in, and should not be considered a part of, this document.

Computation of the SPX

Prior to March 2005, the Market Value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock. In March 2004, S&P announced that it would transition the SPX to float adjusted market capitalization weights. The transition began in March 2005 and was completed in September 2005. S&P’s criteria for selecting stock for the SPX was not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX (i.e., its Market Value). Currently, S&P calculates the SPX based on the total float-adjusted market capitalization of each component stock, where each stock’s weight in the SPX is proportional to its float-adjusted Market Value.

Under the float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. The float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

All shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” are removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than

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government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float. Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares of a U.S. company traded in Canada as “exchangeable shares” are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block. For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 5% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by an index divisor (the “Divisor”). For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The SPX is also calculated using a base-weighted aggregate methodology: the level of the SPX reflects the total Market Value of all the component stocks relative to the SPX base period of 1941-43. The daily calculation of the SPX is computed by dividing the Market Value of the SPX component stocks by a Divisor, which is adjusted from time to time as discussed below.

Ongoing maintenance of the SPX includes monitoring and completing the adjustments for additions and deletions of the constituent companies, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs. Continuity in the level of the SPX is maintained by adjusting the Divisor for all changes in the SPX constituents’ share capital after the base period of 1941-43 with the level of the SPX as of the base period set at 10. Some corporate actions, such as stock splits and stock dividends do not require Divisor adjustments because following a stock split or stock dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the component stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

To prevent the level of the SPX from changing due to corporate actions, all corporate actions which affect the total Market Value of the SPX also require a Divisor adjustment. By adjusting the Divisor for the change in total Market Value, the level of the SPX remains constant. This helps maintain the level of the SPX as an accurate barometer of stock market performance and ensures that the movement of the SPX does not reflect the corporate actions of individual companies in the SPX. All Divisor adjustments are made after the close of trading and after the calculation of the closing levels of the SPX. As noted in the preceding paragraph, some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the SPX and do not require Divisor adjustments.

The table below summarizes the types of index maintenance adjustments and indicates whether or not a Divisor adjustment is required.

Type of Corporate Action	-	Comments	Divisor Adjustment
Company added/deleted		Net change in market value determines Divisor adjustment.	Yes
Change in shares outstanding		Any combination of secondary issuance, share repurchase or buy back—share counts revised to reflect change.	Yes
Stock split		Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No
Spin-off		If spun-off company is not being added to the index, the divisor adjustment reflects the decline in Index Market Value (i.e., the value of the spun-off unit).	Yes
Spin-off		Spun-off company added to the index, no company removed from the index.	No
Spin-off		Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes
Change in IWF		Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The Divisor change reflects the change in market value caused by the change to an IWF.	Yes
Special dividend		When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the	Yes

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divisor adjustment reflects this drop in Index Market Value.
Rights offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.	Yes

Each of the corporate events exemplified in the table requiring an adjustment to the Divisor has the effect of altering the Market Value of the component stock and consequently of altering the aggregate Market Value of the SPX component stocks (the “Post-Event Aggregate Market Value”). In order that the level of the SPX (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected component stock, a new Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor
New Divisor	=	Post-Event Aggregate Market Value
Pre-Event Index Value

Another large part of the SPX maintenance process involves tracking the changes in the number of shares outstanding of each of the companies whose stocks are included in the SPX. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the SPX are updated as required by any changes in the number of shares outstanding and then the Divisor is adjusted accordingly. In addition, changes in a company’s shares outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible. Other changes of 5% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations or other recapitalizations) are made weekly, and are announced on Fridays for implementation after the close of trading on the following Friday (one week later). If a 5% or more change causes a company’s IWF to change by 5 percentage points or more (for example from 0.80 to 0.85), the IWF will be updated at the same time as the share change, except IWF changes resulting from partial tender offers will be considered on a case-by-case basis. Changes to an IWF of less than 5 percentage points are implemented at the next IWF review, which occurs annually. In the case of certain rights issuances, in which the number of rights issued and/or terms of their exercise are deemed substantial, a price adjustment and share increase may be implemented immediately.

License Agreement with S&P

HSBC has entered into a nonexclusive license agreement providing for the license to it, in exchange for a fee, of the right to use indices owned and published by S&P in connection with some products, including the Notes.

Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“Standard & Poor’s”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by S&P. “Standard & Poor’s®,” “S&P 100®,” “S&P 500®” and “S&P®” are trademarks of Standard & Poor’s and have been licensed for use by S&P and its affiliates and sublicensed for certain purposes by HSBC. The OEX is a product of S&P, and has been licensed for use by HSBC.

The Notes are not sponsored, endorsed, sold or promoted by S&P, Dow Jones, Standard & Poor’s or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P makes any representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the OEX to track general market performance. S&P’s only relationship to HSBC is the licensing of the OEX and certain trademarks, service marks and/or trade names of S&P. The OEX is determined, composed and calculated by S&P without regard to HSBC or the Notes. S&P has no obligation to take the needs of HSBC or the owners of the Notes into consideration in determining, composing or calculating the OEX. S&P is not responsible for and has not participated in the determination of the prices and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the OEX will accurately track index performance or provide positive investment returns. S&P is not an investment advisor. Inclusion of a security within the OEX is not a recommendation by S&P to buy, sell or hold such security, nor is it considered to be investment advice.

S&P DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS

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ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY HSBC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND HSBC, OTHER THAN THE LICENSORS OF S&P.

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The S&P 500® Index

The disclosure relating to the S&P 500® Index (the “SPX”) contained in this document relates only to the offering of Notes linked to a Reference Asset that is or includes the SPX.

S&P Dow Jones Indices LLC Publishes the SPX

The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX, discussed below in further detail, is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. S&P Dow Jones Indices LLC (“S&P”) chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor’s Stock Guide Database, which S&P uses as an assumed model for the composition of the total market. S&P may from time to time in its sole discretion, add companies to or delete companies from, the SPX to achieve these objectives.

The SPX does not reflect the payment of dividends on the stocks included in the index and therefore the payment on the Notes will not produce the same return you would receive if you were able to purchase such underlying stocks.

Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main industry groups comprise the SPX: Information Technology, Financials, Consumer Staples, Health Care, Energy, Industrials, Consumer Discretionary, Utilities, Materials and Telecommunication Services. Changes in the SPX are reported daily in the financial pages of many major newspapers, on Bloomberg Professional® service under the symbol “SPX” and on the S&P website. Information contained in the S&P website is not incorporated by reference in, and should not be considered a part of, this document.

Computation of the SPX

Prior to March 2005, the Market Value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock. In March 2004, S&P announced that it would transition the SPX to float adjusted market capitalization weights. The transition began in March 2005 and was completed in September 2005. S&P’s criteria for selecting stock for the SPX were not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX (i.e., its Market Value). Currently, S&P calculates the SPX based on the total float-adjusted market capitalization of each component stock, where each stock’s weight in the SPX is proportional to its float-adjusted Market Value.

Under the float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. The float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

All shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” are removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float. Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares of a U.S. company traded in Canada as “exchangeable shares” are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block. For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 5% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by an index divisor (the “Divisor”). For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

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The SPX is also calculated using a base-weighted aggregate methodology: the level of the SPX reflects the total Market Value of all the component stocks relative to the SPX base period of 1941-43. The daily calculation of the SPX is computed by dividing the Market Value of the SPX component stocks by a Divisor, which is adjusted from time to time as discussed below.

Ongoing maintenance of the SPX includes monitoring and completing the adjustments for additions and deletions of the constituent companies, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs. Continuity in the level of the SPX is maintained by adjusting the Divisor for all changes in the SPX constituents’ share capital after the base period of 1941-43 with the level of the SPX as of the base period set at 10. Some corporate actions, such as stock splits and stock dividends do not require Divisor adjustments because following a stock split or stock dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the component stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

To prevent the level of the SPX from changing due to corporate actions, all corporate actions which affect the total Market Value of the SPX also require a Divisor adjustment. By adjusting the Divisor for the change in total Market Value, the level of the SPX remains constant. This helps maintain the level of the SPX as an accurate barometer of stock market performance and ensures that the movement of the SPX does not reflect the corporate actions of individual companies in the SPX. All Divisor adjustments are made after the close of trading and after the calculation of the closing levels of the SPX. As noted in the preceding paragraph, some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the SPX and do not require Divisor adjustments.

The table below summarizes the types of index maintenance adjustments and indicates whether or not a Divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment
Company added/deleted	Net change in market value determines Divisor adjustment.	Yes
Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back—share counts revised to reflect change.	Yes
Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No
Spin-off	If spun-off company is not being added to the index, the divisor adjustment reflects the decline in Index Market Value (i.e., the value of the spun-off unit).	Yes
Spin-off	Spun-off company added to the index, no company removed from the index.	No
Spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes
Change in IWF	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The Divisor change reflects the change in market value caused by the change to an IWF.	Yes
Special dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in Index Market Value.	Yes
Rights offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.	Yes

Each of the corporate events exemplified in the table requiring an adjustment to the Divisor has the effect of altering the Market Value of the component stock and consequently of altering the aggregate Market Value of the SPX component stocks (the “Post-Event Aggregate Market Value”). In order that the level of the SPX (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected component stock, a new Divisor (“New Divisor”) is derived as follows:

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Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor
New Divisor	=	Post-Event Aggregate Market Value
Pre-Event Index Value

Another large part of the SPX maintenance process involves tracking the changes in the number of shares outstanding of each of the companies whose stocks are included in the SPX. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the SPX are updated as required by any changes in the number of shares outstanding and then the Divisor is adjusted accordingly. In addition, changes in a company’s shares outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible. Other changes of 5% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations or other recapitalizations) are made weekly, and are announced on Fridays for implementation after the close of trading on the following Friday (one week later). If a 5% or more change causes a company’s IWF to change by 5 percentage points or more (for example from 0.80 to 0.85), the IWF will be updated at the same time as the share change, except IWF changes resulting from partial tender offers will be considered on a case-by-case basis. Changes to an IWF of less than 5 percentage points are implemented at the next IWF review, which occurs annually. In the case of certain rights issuances, in which the number of rights issued and/or terms of their exercise are deemed substantial, a price adjustment and share increase may be implemented immediately.

License Agreement with S&P

HSBC has entered into a nonexclusive license agreement providing for the license to it, in exchange for a fee, of the right to use indices owned and published by S&P in connection with some products, including the Notes.

Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“Standard & Poor’s”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by S&P. “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of Standard & Poor’s and have been licensed for use by S&P and its affiliates and sublicensed for certain purposes by HSBC. The SPX is a product of S&P, and has been licensed for use by HSBC.

The Notes are not sponsored, endorsed, sold or promoted by S&P, Dow Jones, Standard & Poor’s or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P makes any representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the SPX to track general market performance. S&P’s only relationship to HSBC is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P. The SPX is determined, composed and calculated by S&P without regard to HSBC or the Notes. S&P has no obligation to take the needs of HSBC or the owners of the Notes into consideration in determining, composing or calculating the SPX. S&P is not responsible for and has not participated in the determination of the prices and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the SPX will accurately track index performance or provide positive investment returns. S&P is not an investment advisor. Inclusion of a security within the SPX is not a recommendation by S&P to buy, sell or hold such security, nor is it considered to be investment advice.

S&P DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY HSBC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND HSBC, OTHER THAN THE LICENSORS OF S&P.

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The S&P 500® Low Volatility Index

The disclosure relating to the S&P 500® Low Volatility Index (the “SPLV”) contained in this document relates only to the offering of Notes linked to a Reference Asset that is or includes the SPLV.

S&P Dow Jones Indices LLC Publishes the SPLV

The SPLV has been calculated since April 20, 2011 and measures the performance of the 100 least volatile stocks in the S&P 500® Index (the “SPX”). Volatility is defined as the standard deviation of the stock’s daily price returns over the prior 252 trading days. Constituents are weighted relative to the inverse of their corresponding volatility, with the least volatile stocks receiving the highest weights. The SPLV is designed to serve as a benchmark for low volatility or low variance strategies in the U.S. stock market and S&P Dow Jones Indices LLC (“S&P”) may from time to time, in its sole discretion, add companies to or delete companies from the SPLV to achieve these objectives.

Changes in the SPLV are reported daily in the financial pages of many major newspapers, on Bloomberg Professional® service under the symbol “SP5LVI” and on the S&P website. Information contained in the S&P website is not incorporated by reference in, and should not be considered a part of, this document.

The SPLV does not reflect the payment of dividends on the stocks included in the SPLV and therefore the payment on the Notes will not produce the same return you would receive if you were able to purchase such underlying stocks.

Construction of the SPLV

The methodology employs a volatility driven weighting scheme, using the divisor methodology used in all of S&P’s equity indices. There are two steps in the creation of the SPLV. The first is the selection of the companies; the second is the weighting of the index constituents.

To be eligible for inclusion into the SPLV, stocks must first become constituents in the SPLV. Relevant criteria employed by S&P for inclusion in the SPX include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. For information on the SPX please see “The S&P 500® Index” herein.

Additionally, to be eligible for the SPLV, constituents must have traded on all 252 trading days in the 12 months leading up to the rebalancing reference date.

The selection of constituents included in the SPLV is done as follows:

1.	Using available price return data for the trailing 252 trading days leading up to each index rebalancing reference date, the volatilities of the constituents within each eligible universe are calculated.

2.	Constituents are, then, ranked in ascending order based on the inverse of the realized volatility. The top 100 securities with the least volatility form the SPLV.

At each rebalancing, the weight for each index constituent is set inversely proportional to its volatility. Volatility is defined as the standard deviation of the security’s daily price returns over the prior 252 trading days. The SPLV is calculated by means of the divisor methodology used in all S&P’s equity indices. The index value is simply the index market value divided by the Divisor. In order to maintain basket series continuity, S&P also adjusts the divisor at the rebalancing.

Maintenance of the SPLV

Rebalancing

The SPLV is rebalanced after the close on the third Friday of each February, May, August and November using market data as of the last trading day of every January, April, July and October, respectively. The constituents’ shares are calculated using closing prices on the second Friday of the rebalancing month as the reference price. Index share amounts are calculated and assigned to each stock to arrive at the weights determined on the reference date. Since index shares are assigned based on prices one week prior to rebalancing, the actual weight of each stock at the rebalancing will differ from these weights due to market movements.

Corporate Actions

Corporate Action	Adjustment made to the index	Divisor adjustment?
Spin-off	Spin off companies are not added to the SPLV. See below for more information.	See below
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Rights Offering	The price is adjusted to the Price of the Parent Company minus (the Price of the Rights Offering/Rights Ratio). Index shares change so that the company’s weight remains the same as its weight before the rights offering.	No
Stock Split	Index shares are multiplied by and the price is divided by the split factor.	No
Share Issuance or Share Repurchase	None. Actual shares outstanding of the company play no role in the daily index calculation.	No
Special Dividends	The price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes
Delisting, acquisition or any other corporate action resulting in the deletion of the stock from the underlying index.	The stock is dropped from the SPLV. This will cause the weights of the rest of the stocks in the index to change proportionately. Additions are made to the index only at the time of the quarterly rebalancing.	Yes

Spin-offs

Spin offs are generally not added to the SPLV and there is no weight change to the parent stock. The Price of the Parent Company is adjusted to the Price of the Parent Company minus (the Price of the Spun-off Company/Share Exchange Ratio). Index shares change so that the company’s weight remains the same as its weight before the spin off. There is no Divisor change.

However, when the price of the spin-off is not known, the spun-off company is added to the SPLV at a zero price. Once the spun-off company trades, the company is dropped from the SPLV and the parent’s index shares are adjusted so that the company’s weight remains the same as the combined weight of the parent and the spin-off, determined on the first day of trading.

License Agreement with S&P

HSBC has entered into a nonexclusive license agreement providing for the license to it, in exchange for a fee, of the right to use indices owned and published by S&P in connection with some products, including the Notes.

Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“Standard & Poor’s”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by S&P. “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of Standard & Poor’s and have been licensed for use by S&P and its affiliates and sublicensed for certain purposes by HSBC. The SPLV is a product of S&P, and has been licensed for use by HSBC.

The Notes are not sponsored, endorsed, sold or promoted by S&P, Dow Jones, Standard & Poor’s or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P makes any representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the SPLV to track general market performance. S&P’s only relationship to HSBC is the licensing of the SPLV and certain trademarks, service marks and/or trade names of S&P. The SPLV is determined, composed and calculated by S&P without regard to HSBC or the Notes. S&P has no obligation to take the needs of HSBC or the owners of the Notes into consideration in determining, composing or calculating the SPLV. S&P is not responsible for and has not participated in the determination of the prices and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the SPLV will accurately track index performance or provide positive investment returns. S&P is not an investment advisor. Inclusion of a security within the SPLV is not a recommendation by S&P to buy, sell or hold such security, nor is it considered to be investment advice.

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S&P DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY HSBC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® LOW VOLATILITY INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND HSBC, OTHER THAN THE LICENSORS OF S&P.

S-49

The S&P BRIC 40 Index

The disclosure relating to the S&P BRIC 40 Index (the “SBR”) contained in this document relates only to the offering of Notes linked to a Reference Asset that is or includes the SBR.

S&P Dow Jones Indices LLC Publishes the SBR

The SBR (Bloomberg, L.P. index symbol “SBR”) is designed to provide exposure to 40 companies from the emerging markets of Brazil, Russia, India and China through liquid stocks trading on developed market exchanges (specifically, the Hong Kong Stock Exchange, the London Stock Exchange, NASDAQ and the NYSE Euronext). Publication of the SBR began on June 20, 2006, with a base value of 874.48 on February 2, 2004.

The SBR employs a modified market capitalization weighting scheme. All constituent companies must be members of the S&P/IFC Investable (S&P/IFCI) index series for Brazil, Russia, India and China (the “BRIC Countries”). The S&P/IFCI indices measure the returns of emerging market stocks that are legally and practically available to foreign investors. Constituents for the S&P/IFCI series are chosen based on size, liquidity, and their legal and practical availability to foreign institutional investors. The S&P/IFCI indices are calculated on a daily basis for each country.

All constituents of the S&P/IFCI country indices for the BRIC Countries comprise the initial selection universe. All companies that do not have a developed market listing are removed. Average three-month daily value traded (“liquidity”) and float-adjusted market capitalization (“market cap”), as of the reference date, are measured. All stocks with a market cap of less than US$1 billion (the “Market Cap Threshold”) and/or liquidity of less than US$5 million (the “Liquidity Threshold”) are removed. If a company has multiple share classes, the share class with the lower liquidity is removed. The remaining stocks are sorted in decreasing order of their float-adjusted market capitalization, and the top 40 become SBR members.

The pricing of the SBR members is taken from the stocks included in the SBR—specifically their developed market listing. If a single stock is trading in multiple developed markets, only the listing from the market with most liquidity is considered. The price of each stock used in the daily SBR level computation is the closing price from its respective exchange. All calculations are made in U.S. dollars. The SBR is calculated in U.S. dollars, with Reuters/WM London closing fix being used to convert the local market prices to U.S. dollars. The SBR is also calculated in euros.

Index Calculation

Once the constituent companies are identified, S&P Dow Jones Indices LLC (“S&P”) utilizes a modified market capitalization weighing scheme to determine the composition of the SBR. At rebalancing, the starting weight of each stock is proportional to its available market capitalization, which accounts for available float and investment restrictions for foreign investors. The methodology stipulates that, at rebalancing, no stock can have a weight of more than 10% in the SBR and the minimum initial portfolio size that can be turned over in a single day (based on recent trading volumes) cannot be lower than US$600 million. Modifications are made to market cap weights, if required, to reflect available float, reduce single stock concentration and enhance index basket liquidity.

Index Maintenance

The SBR is rebalanced once a year in December. The annual rebalancing of the SBR is effective after the market close on the third Friday of December. The reference date for the data used in the review is the third Friday of November. In addition to the annual rebalancing, there is a mid-year review. A semi-annual rebalancing occurs only if three of the biggest 30 stocks from the eligible universe are not in the SBR at the mid-year review. There is no semi-annual rebalancing in years when this condition is not satisfied. Generally, no companies are added between rebalancings, but a company can be deleted between rebalancings due to corporate events such as mergers, acquisitions, takeovers or delistings. The reference date for the data used in the mid-year review is the third Friday of May, with a mid-year rebalancing being made, if necessary, after the market close on the third Friday of June.

The Global Thematic & Strategy Index Committee (the “Committee”) maintains the SBR and other S&P BRIC Indices, meeting regularly. The Committee members are full-time professional members of the S&P Dow Jones Indices LLC staff. At each meeting, the SBR Committee reviews pending corporate actions that may affect SBR constituents, statistics comparing the composition of the indices to the market, and any significant market events. In addition, the SBR Committee may revise the SBR policy covering rules for selecting companies, treatment of dividends, share counts or other matters. S&P Dow Jones Indices LLC considers information about changes to its indices and related matters to be potentially market-moving and material. Therefore, all SBR Committee discussions are confidential.

The table below summarizes the types of index maintenance adjustments and indicates whether or not a Divisor adjustment is required.

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Type of Corporate Action	Comments	Divisor Adjustment
Spin-Off	In general, both the parent company and spin-off companies will remain in the index until the next index rebalancing, regardless of whether they conform to the theme of the index. When there is no market-determined price available for the spin, the spin is added to the index at zero price at the close of the day before the ex-date.	No
Rights Offering	The price is adjusted to the Price of the Parent Company minus (the Price of the Rights Offering/Rights Ratio). Index Shares change so that the company's weight remains the same as its weight before the rights offering.	No
Stock Dividend, Stock Split, Reverse Stock Split	Index shares are multiplied by and price is divided by the split factor.	No
Share Issuance or Reduction	None.	No
Special Dividends	Price of the stock making the special dividend payment is reduced by the per-share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes
Constituent Change	There are no intra-rebalancing additions.	-
	Deletions due to delistings, acquisition or any other corporate event resulting in the deletion of the stock from the SBR will cause the weights of the rest of the stocks in the index to change. Relative weights will stay the same.	Yes

License Agreement with S&P

HSBC has entered into a nonexclusive license agreement providing for the license to it, in exchange for a fee, of the right to use indices owned and published by S&P in connection with some products, including the Notes.

Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“Standard & Poor’s”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by S&P. “Standard & Poor’s®” and “S&P®” are trademarks of Standard & Poor’s and have been licensed for use by S&P and its affiliates and sublicensed for certain purposes by HSBC. The SBR is a product of S&P, and has been licensed for use by HSBC.

The Notes are not sponsored, endorsed, sold or promoted by S&P, Dow Jones, Standard & Poor’s or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P makes any representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the SBR to track general market performance. S&P’s only relationship to HSBC is the licensing of the SBR and certain trademarks, service marks and/or trade names of S&P. The SBR is determined, composed and calculated by S&P without regard to HSBC or the Notes. S&P has no obligation to take the needs of HSBC or the owners of the Notes into consideration in determining, composing or calculating the SBR. S&P is not responsible for and has not participated in the determination of the prices and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the SBR will accurately track index performance or provide positive investment returns. S&P is not an investment advisor. Inclusion of a security within the SBR is not a recommendation by S&P to buy, sell or hold such security, nor is it considered to be investment advice.

S&P DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY HSBC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND HSBC, OTHER THAN THE LICENSORS OF S&P.

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The S&P MidCap 400® Index

The disclosure relating to the S&P MidCap 400® Index (the “MID”) contained in this document relates only to the offering of Notes linked to a Reference Asset that is or includes the MID.

S&P Dow Jones Indices LLC Publishes the MID

The MID is comprised of 400 companies with mid-sized market capitalizations ranging from $1.4 billion to $5.9 billion and covers over 7% of the United States equities market. The calculation of the value of the MID (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 400 companies as of a particular time compared to the aggregate average Market Value of the common stocks of 400 similar companies during the base period of June 28, 1991. Historically, the “Market Value” of any S&P component stock was calculated as the product of the market price per share and the number of the then-outstanding shares of such S&P component stock. As discussed below, during March 2005, S&P Dow Jones Indices LLC (“S&P”) began to use a new methodology to calculate the Market Value of the S&P component stocks and S&P completed its transition to the new calculation methodology during September 2005.

S&P chooses companies for inclusion in the MID with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the medium capitalization segment of the U.S. equities market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the MID to achieve these objectives.

Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

Computation of the MID

Prior to March 2005, the Market Value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock. In March 2004, S&P announced that it would transition the MID to float-adjusted market capitalization weights. The transition began in March 2005 and was completed in September 2005. S&P’s criteria for selecting stock for the MID was not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the MID (i.e., its Market Value). Currently, S&P calculates the MID based on the total float-adjusted market capitalization of each component stock, where each stock’s weight in the MID is proportional to its float-adjusted Market Value.

Under the float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. The float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

All shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” are removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float. Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares of a U.S. company traded in Canada as “exchangeable shares” are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block. For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 5% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by an index divisor (the “Divisor”). For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The MID is also calculated using a base-weighted aggregate methodology: the level of the MID reflects the total Market Value of all the component stocks relative to the MID base date of June 28, 1991. The daily calculation of the MID is computed by dividing the Market Value of the MID component stocks by the Divisor, which is adjusted from time to time as discussed below.

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Ongoing maintenance of the MID includes monitoring and completing the adjustments for additions and deletions of the constituent companies, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs. Continuity in the level of the MID is maintained by adjusting the Divisor for all changes in the MID constituents’ share capital after the base date of June 28, 1991 with the index value as of the base date set at 100. Some corporate actions, such as stock splits and stock dividends do not require Divisor adjustments because following a stock split or stock dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the component stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

To prevent the level of the MID from changing due to corporate actions, all corporate actions which affect the total Market Value of the MID also require a Divisor adjustment. By adjusting the Divisor for the change in total Market Value, the level of the MID remains constant. This helps maintain the level of the MID as an accurate barometer of stock market performance and ensures that the movement of the MID does not reflect the corporate actions of individual companies in the MID. All Divisor adjustments are made after the close of trading and after the calculation of the closing levels of the MID. As noted in the preceding paragraph, some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the MID and do not require Divisor adjustments.

The table below summarizes the types of MID maintenance adjustments and indicates whether or not a Divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment

Company added/deleted	Net change in market value determines Divisor adjustment.	Yes

Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back—share counts revised to reflect change.	Yes

Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No

Spin-off	If spun-off company is not being added to the index, the divisor adjustment reflects the decline in Index Market Value (i.e., the value of the spun-off unit).	Yes

Spin-off	Spun-off company added to the index, no company removed from the index.	No

Spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes

Change in IWF	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The Divisor change reflects the change in market value caused by the change to an IWF.	Yes

Special dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in Index Market Value.	Yes

Rights offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.	Yes

Each of the corporate events exemplified in the table requiring an adjustment to the Divisor has the effect of altering the Market Value of the component stock and consequently of altering the aggregate Market Value of the MID component stocks (the “Post-Event Aggregate Market Value”). In order that the level of the MID (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected component stock, a new

Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor
New Divisor	=	Post-Event Aggregate Market Value
Pre-Event Index Value

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A large part of the MID maintenance process involves tracking the changes in the number of shares outstanding of each of the companies whose stocks are included in the MID. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the MID are updated as required by any changes in the number of shares outstanding and then the Divisor is adjusted accordingly. In addition, changes in a company’s shares outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible. Other changes of 5% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations or other recapitalizations) are made weekly, and are announced on Fridays for implementation after the close of trading on the following Friday (one week later). If a 5% or more change causes a company’s IWF to change by 5 percentage points or more (for example from 0.80 to 0.85), the IWF will be updated at the same time as the share change, except IWF changes resulting from partial tender offers will be considered on a case-by-case basis. Changes to an IWF of less than 5 percentage points are implemented at the next IWF review, which occurs annually. In the case of certain rights issuances, in which the number of rights issued and/or terms of their exercise are deemed substantial, a price adjustment and share increase may be implemented immediately

License Agreement with S&P

HSBC has entered into a nonexclusive license agreement providing for the license to it, in exchange for a fee, of the right to use indices owned and published by S&P in connection with some products, including the Notes.

Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“Standard & Poor’s”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by S&P. “Standard & Poor’s®,” “S&P 400®” and “S&P®” are trademarks of Standard & Poor’s and have been licensed for use by S&P and its affiliates and sublicensed for certain purposes by HSBC. The OEX is a product of S&P, and has been licensed for use by HSBC.

The Notes are not sponsored, endorsed, sold or promoted by S&P, Dow Jones, Standard & Poor’s or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P makes any representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the OEX to track general market performance. S&P’s only relationship to HSBC is the licensing of the OEX and certain trademarks, service marks and/or trade names of S&P. The OEX is determined, composed and calculated by S&P without regard to HSBC or the Notes. S&P has no obligation to take the needs of HSBC or the owners of the Notes into consideration in determining, composing or calculating the OEX. S&P is not responsible for and has not participated in the determination of the prices and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the OEX will accurately track index performance or provide positive investment returns. S&P is not an investment advisor. Inclusion of a security within the OEX is not a recommendation by S&P to buy, sell or hold such security, nor is it considered to be investment advice.

S&P DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY HSBC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND HSBC, OTHER THAN THE LICENSORS OF S&P.

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The TOPIX® Index

The disclosure relating to the TOPIX® Index (the “TPX”) contained in this document relates only to the offering of Notes linked to a Reference Asset that is or includes the TPX.

The Tokyo Stock Exchange, Inc. Publishes the TPX

The TPX is a capitalization-weighted index of all companies listed on the First Section of the Tokyo Stock Exchange, Inc. (the “TSE”). The TPX is supplemented by the subindices of the 33 industry sectors. These sectors include: Fishery; Agriculture & Forestry; Mining; Construction; Foods; Textiles & Apparels; Pulp & Paper; Chemicals; Pharmaceutical; Oil & Coal Products; Rubber Products; Glass & Ceramics Products; Iron & Steel; Nonferrous Metals; Metal Products; Machinery; Electric Appliances; Transportation Equipment; Precision Instruments; Other Products; Electric Power & Gas; Land Transportation; Marine Transportation; Air Transportation; Warehousing & Harbor Transportation Services; Information & Communication; Wholesale Trade; Retail Trade; Banks; Securities & Commodity Futures; Insurance; Other Financing Business; and, Real Estate. The index calculation excludes temporary issues and preferred stocks. The TPX is designed to measure the overall trend in the stock market in Japan, and is used as a benchmark for investment in Japanese stocks. Publication of the TPX began on July 1, 1969, with a base point of 100 as of the base date of January 4, 1968. The TPX is reported by Bloomberg under the ticker symbol “TPX.”

Calculation of the TPX

The TPX is computed and published every second via TSE’s market information system, and is reported to securities companies across Japan and is available worldwide through computerized information networks.

The component stocks of the TPX consist of all domestic common stocks listed on the First Section of the TSE. Additions to the component stocks can occur in multiple ways: 1) as a result of an assignment from the TSE Second Section to the First Section, or by alteration of listing markets from the Mothers Market of the TSE, with such changes taking effect one business day before the last business day of the month after such assignment or alteration, as applicable; (2) through the initial listing of a company (directly or via another stock exchange), with such changes taking effect one business day before the last business day of the month after such initial listing; or (3) through the initial listing of a new company created through, among other things, a stock swap, stock transfer or merger, with such changes taking effect one business day before the listing date. Deletions of constituents are conducted due to (1) de-listing because of a stock-swap or the like when the surviving company re-lists with the TSE, with such changes taking effect one business day before the initial listing date of the new company (normally two business days after the de-listing date); (2) de-listing of a company for reasons other than a stock-swap or the like, with such changes taking effect one business day before the de-listing date; (3) designation of securities to be de-listed, with such changes taking effect three business days after such designation; or (4) reassignment of the listing to the Second Section of the TSE from the First Section of the TSE, with such changes taking effect one business day before such reassignment.

The TPX is a free float-adjusted market capitalization-weighted index. The TPX is not expressed in Japanese Yen, but is presented in terms of points (as a decimal figure) rounded off to the nearest one-hundredth. The TPX is calculated by multiplying the base value of 100 by the figure obtained by dividing the current free-float adjusted market value (the current market price per share at the time of the index calculation multiplied by the number of free-float adjusted common shares listed on the First Section of the TSE at the same instance) (the “Current Market Value”) by the base market value (i.e., the Current Market Value on the base date) (the “Base Market Value”).

The calculation of the TPX can be represented by the following formula:

Index Value =	Current Market Value Base Market Value	x 100

In order to maintain continuity, the Base Market Value is adjusted from time to time to ensure that it reflects only price movements resulting from auction market activity, and to eliminate the effects of other factors and prevent any instantaneous change or discontinuity in the level of the TPX. Such factors include, without limitation: new listings, delistings and transfer of listed securities from the First Section to the Second Section of the TSE.

The formula for the adjustment is as follows:

Adjusted Market Value on Adjustment Date Base Market Value before adjustment	=	(Adjusted Market Value on Adjustment Date ± Adjustment Amount) Base Market Value after adjustment

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Where Adjustment Amount is equal to the changes in the number of shares included in the calculation of the TPX multiplied by the price of those shares used for the purposes of the adjustment.

Therefore,

New Base Market Value	=	Old Base Market Value x (Adjusted Market Value on Adjustment Date ± Adjustment Amount) Adjusted Market Value on Adjustment Date

The Base Market Value remains at the new value until a further adjustment is necessary as a result of another change. As a result of such change affecting the Current Market Value or any stock underlying the TPX, the Base Market Value is adjusted in such a way that the new value of the TPX will equal the level of the TPX immediately prior to such change.

No adjustment is made to the Base Market Value, however, in the case of events such as stock splits or decreases in capital without compensation, which theoretically do not affect market value.

License Agreement with TSE:

HSBC or one of its affiliates has entered into a non-exclusive license agreement with the TSE whereby it, in exchange for a fee, is permitted to use the TPX in connection with certain securities, including the Notes. HSBC is not affiliated with the TSE; the only relationship between the TSE and HSBC is any licensing of the use of the TPX and trademarks relating to it.

The license agreement between the TSE and HSBC or one of its affiliates provides that the following disclaimer must be set forth herein:

(i)	The TOPIX Index Value and the TOPIX Index Marks are subject to the rights owned by the TSE and the TSE owns all rights relating to the TPX such as calculation, publication and use of the TOPIX Index Value and relating to the TOPIX Index Marks.
(ii)	The TSE shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of the TOPIX Index Value or to change the TOPIX Index Marks or cease the use thereof.
(iii)	The TSE makes no warranty or representation whatsoever, either as to the results stemmed from the use of the TOPIX Index Value and the TOPIX Index Marks or as to the figure at which the TOPIX Index Value stands on any particular day.
(iv)	The TSE gives no assurance regarding accuracy or completeness of the TOPIX Index Value and data contained therein. Further, the TSE shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of the TOPIX Index Value.
(v)	No Notes are in any way sponsored, endorsed or promoted by the TSE.
(vi)	The TSE shall not bear any obligation to give an explanation of the Notes or an advice on investments to any purchaser of the Notes or to the public.
(vii)	The TSE neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the Notes for calculation of the TOPIX Index Value.
(viii)	Including but not limited to the foregoing, the TSE shall not be responsible for any damage resulting from the issue and sale of the Notes.

“TOPIX®” and “TOPIX Index®” are trademarks of the TSE and prior to the settlement date we expect them to be licensed for use by HSBC or one of its affiliates. The Notes have not been and will not be passed on by the TSE as to their legality or suitability. The Notes will not be issued, endorsed, sold or promoted by the TSE. THE TSE MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE NOTES.

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Additional Terms of the Notes

Discontinuance or Modification of an Index

If the Reference Sponsor of an Index discontinues publication of or otherwise fails to publish such Index on any day on which such Index is scheduled to be published and the Reference Sponsor or another entity publishes a successor or substitute Index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then that Successor Index will be deemed to be such index for all purposes relating to the Notes, including for purposes of determining whether a Market Disruption Event exists. Upon any selection by the calculation agent of a Successor Index, the calculation agent will furnish written notice to us and the holders of the Notes.

If such Index is discontinued or if the Reference Sponsor fails to publish the Index and the calculation agent determines that no Successor Index is available at that time, then the calculation agent will determine the applicable official closing level for such Index using the same general methodology previously used by such Reference Sponsor. The calculation agent will continue to make that determination until the earlier of (i) the Final Valuation Date or (ii) a determination by the calculation agent that such Index or a Successor Index is available. In that case, the calculation agent will furnish written notice to us and the holders of the Notes.

If at any time the method of calculating an Index or a Successor Index, or the level thereof, is changed in a material respect, or if an Index or a Successor Index is in any other way modified so that, in the determination of the calculation agent, the level of that Index does not fairly represent the level of such Index or Successor Index that would have prevailed had those changes or modifications not been made, then the calculation agent will make the calculations and adjustments as may be necessary in order to determine a level comparable to the level that would have prevailed had those changes or modifications not been made. In that case, the calculation agent will furnish written notice to us and the holders of the Notes.

Notwithstanding these alternative arrangements, if the publication of an Index is discontinued or there are material changes to an Index, it may adversely affect the value of, and trading in, the Notes.

The “Reference Sponsor” for an Index will be specified in the applicable free writing prospectus or pricing supplement.

Market Disruption Event

“Market Disruption Event” with respect to an Index means any Scheduled Trading Day on which any Relevant Exchange or Related Exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which the calculation agent determines is material:

(i) any suspension of or limitation imposed on trading by any Relevant Exchange or Related Exchange or otherwise, whether by reason of movements in price exceeding limits permitted by the Relevant Exchanges or Related Exchange or otherwise, (A) relating to any stocks or other securities included in such Index then constituting 20% or more of the level of such Index; or (B) in futures or options contracts relating to such Index on any Related Exchange;

(ii) any event (other than any event described in (iii) below) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for, any stocks or other securities included in such Index then constituting 20% or more of the level of such Index; or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to such Index on any applicable Related Exchange; or

(iii) the closure, on any Scheduled Trading Day, of any Relevant Exchange or any Related Exchange relating to any stocks or other securities included in such Index then constituting 20% or more of the level of such Index prior to its Scheduled Closing Time unless the earlier closing time is announced by the Relevant Exchange or Related Exchange at least one hour prior to the earlier of (A) the actual closing time for the regular trading session on such exchange; or (B) the submission deadline for orders to be entered into the Relevant Exchange or Related Exchange for execution at the close of trading on that day.

“Related Exchange” means each exchange or quotation system or any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to such Index or the stocks or other securities included in such Index has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to such Index or the stocks or other securities included in such Index on such temporary substitute exchange or quotation system as on the original Related Exchange) on which futures or options contracts relating to such Index or the stocks or other securities included in such Index are traded and where such trading has a material effect (as determined by the calculation agent) on the overall market for futures or options related to the stocks or other securities included in such Index or the Index.

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“Relevant Exchange” means any exchange or quotation system for the stocks or other securities included in such Index, where trading has a material effect (as determined by the calculation agent) on such Index.

“Scheduled Closing Time” means the scheduled weekday closing time of the Relevant Exchange or Related Exchange, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled Trading Day” for any Index means any day on which all of the Relevant Exchanges and Related Exchanges are scheduled to be open for trading for their respective regular trading sessions.

Coupon Payment Dates, Call Payment Dates and Maturity Date

If (1) a day on which a coupon payment is scheduled to be made (a “Coupon Payment Date”), (2) a day payment is to be made if the Notes are called (a “Call Payment Date”) or (3) the maturity date stated in the applicable free writing prospectus or pricing supplement is not a Business Day, the amounts payable or the physical delivery amount will be paid or delivered on the next following Business Day and no interest will be paid in respect of such postponement. The calculation agent may postpone a date on which the coupon due is determined (a “Coupon Determination Date”), and therefore the related Coupon Payment Date; the date on which it is determined if the Notes will be called (a “Call Observation Date”), and therefore the related Call Payment Date; or the Final Valuation Date, and therefore the maturity date, in each case if a Market Disruption Event occurs or is continuing on a day that would otherwise be a Coupon Determination Date, Call Observation Date or the Final Valuation Date, as applicable. We describe the effect of Market Disruption Events under “Valuation Dates” and “Market Disruption Events” below.

Observation Periods

For Notes where the Reference Asset is a single Index:

If any date during a period in which the Reference Asset is observed either continuously or at market close for the occurrence of a knock-out or other event (“an “Observation Period”) is not a Scheduled Trading Day, such date will be excluded from the Observation Period. If a Market Disruption Event exists on any date during an Observation Period (other than a Valuation Date), then such date will be excluded from the Observation Period, unless a Market Disruption exists or continues for five or more consecutive Scheduled Trading Days during an Observation Period, in which case such fifth consecutive day and each following day in the Observation Period until the occurrence of a Scheduled Trading Day without a Market Disruption Event will nonetheless be part of the Observation Period and the calculation agent will determine, in its discretion, the index level by means of the formula for and method of calculating the Index which applied just prior to the Market Disruption Event, using the Relevant Exchange’s traded or quoted price of each stock or other security in the Index (or if an event giving rise to a Market Disruption Event has occurred with respect to a stock or other security in the Index and is continuing on that fifth or later Scheduled Trading Day, the calculation agent’s good faith estimate of the value for that stock or other security). If a Valuation Date that is part of an originally scheduled Observation Period is postponed, then the Observation Period will be extended to include such Valuation Date as postponed.

For Notes where the Reference Asset is a basket of Indices:

If any date during an Observation Period is not a Scheduled Trading Day for any Index, such date will be excluded from the Observation Period for that Index. If a Market Disruption Event exists on any date during an Observation Period (other than a Valuation Date) for an Index, then such date will be excluded from the Observation Period for such Index, unless a Market Disruption exists or continues for five or more consecutive Scheduled Trading Days during an Observation Period, in which case such fifth consecutive day and each following day in the Observation Period until the occurrence of a Scheduled Trading Day without a Market Disruption Event will nonetheless be part of the Observation Period for that Index and the calculation agent will determine, in its discretion, the index level by means of the formula for and method of calculating the Index which applied just prior to the Market Disruption Event, using the Relevant Exchange’s traded or quoted price of each stock or other security in the Index (or if an event giving rise to a Market Disruption Event has occurred with respect to a stock or other security in the Index and is continuing on that fifth or later Scheduled Trading Day, the calculation agent’s good faith estimate of the value for that stock or other security). For each Index that makes up the Reference Asset, the calculation agent will determine whether a Market Disruption Event exists with respect to each Index independent from other Indices. Therefore, a Market Disruption Event may exist for certain Indices and not exist for other Indices. If a Valuation Date that is part of an originally scheduled Observation Period is postponed for an Index, then the Observation Period for such Index will be extended to include such Valuation Date as postponed. If no Market Disruption Event exists with respect to an Index on the originally scheduled Valuation Date, any determination made during such Observation Period will be made on the originally scheduled Valuation Date with respect to such Index, irrespective of the existence of a Market Disruption Event with respect to any other Index.

Business Day

A “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

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Any payment on the Notes that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date.

Payment When Offices or Settlement Systems Are Closed

If any payment is due on the Notes on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.

Valuation Dates

Unless otherwise specified in the applicable free writing prospectus or pricing supplement, the performance of the Notes is calculated based on the value of the Reference Asset on the Coupon Determination Dates, Call Observation Dates or one or more other dates during the term of the Notes (each such date a “Valuation Date,” and the last of such dates, or if there is only one such date, the “Final Valuation Date”).

For Notes where the Reference Asset is a single Index:

If a Valuation Date as set forth in the applicable free writing prospectus or pricing supplement is not a Scheduled Trading Day, then such Valuation Date will be the next succeeding day that is a Scheduled Trading Day. If a Market Disruption Event exists on a Valuation Date, then such Valuation Date will be the next Scheduled Trading Day on which there is no Market Disruption Event. If a Market Disruption Event exists or continues for five consecutive Scheduled Trading Days, then the fifth of such consecutive Scheduled Trading Days will nonetheless be the Valuation Date, and the calculation agent will determine, in its discretion, the index level by means of the formula for and method of calculating the Index which applied just prior to the Market Disruption Event, using the Relevant Exchange’s traded or quoted price of each stock or other security in the Index (or if an event giving rise to a Market Disruption Event has occurred with respect to a stock or other security in the Index and is continuing on that fifth Scheduled Trading Day, the calculation agent’s good faith estimate of the value for that stock or other security). For the avoidance of doubt, if Valuation Dates are scheduled to be within five Scheduled Trading Days of each other, a Market Disruption Event on the first such scheduled Valuation Date could cause one or more Valuation Dates to occur simultaneously. If a Coupon Determination Date, Call Observation Date or Final Valuation Date is postponed, then the related Coupon Payment Date, Call Payment Date or maturity date will also be postponed by the same number of Business Days and no interest will be paid in respect of such postponement.

For Notes where the Reference Asset is a basket of Indices:

If a Valuation Date as set forth in the applicable free writing prospectus or pricing supplement is not a Scheduled Trading Day for an Index, then such Valuation Date for such Index will be the next succeeding day that is a Scheduled Trading Day for such Index. For each Index that makes up the Reference Asset, the calculation agent will determine whether a Market Disruption Event exists on a Valuation Date with respect to each Index independent from other Indices. Therefore a Market Disruption Event may exist for certain Indices and not exist for other Indices. If a Market Disruption Event exists on a Valuation Date for an Index, then such Valuation Date for such Index will be the next Scheduled Trading Day for which there is no Market Disruption Event for that Index. If a Market Disruption Event exists or continues for five consecutive Scheduled Trading Days, then that fifth Scheduled Trading Day will nonetheless be the Valuation Date, and the calculation agent will determine, in its discretion, the index level with respect to such Index by means of the formula for and method of calculating such Index which applied just prior to the Market Disruption Event, using the Relevant Exchange’s traded or quoted price of each stock or other security in such Index (or if an event giving rise to a Market Disruption Event has occurred with respect to a stock or other security in such Index and is continuing on that fifth Scheduled Trading Day, the calculation agent’s good faith estimate of the value for that stock or other security). For the avoidance of doubt, if Valuation Dates are scheduled to be within five Scheduled Trading Days of each other, a Market Disruption Event on the first such scheduled Valuation Date could cause one or more Valuation Dates to occur simultaneously. If no Market Disruption Event exists with respect to an Index on the originally scheduled Valuation Date, the determination of such Index’s level will be made on the originally scheduled Valuation Date, irrespective of the existence of a Market Disruption Event with respect to any other Index. If a Coupon Determination Date, Call Observation Date or Final Valuation Date is postponed, then the related Coupon Payment Date, Call Payment Date or maturity date will also be postponed by the same number of Business Days and no interest will be paid in respect of such postponement.

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